Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

BAZI INTERNATIONAL, INC.,

BAZI ACQUISITION SUB INC.,

GT BEVERAGE COMPANY, INC.

and

MKM CAPITAL ADVISORS, LLC, as the Holder Representative

Dated June 7, 2012

Annex A	Registration Rights Agreement
Annex B	Stockholder Questionnaire
Annex C	Certificate of Designation
Exhibit 1.2	Form of Certificate of Merger

Parent Disclosure Schedule:
Schedule 3.1	Subsidiaries
Schedule 3.3	Outstanding Shares and Shares Reserved for Issuance
Schedule 3.6(iii)	Violations
Schedule 3.7(a)	SEC Filings
Schedule 3.7(c)	Internal Controls – Material Weakness
Schedule 3.8.1	Non-compromised Liabilities
Schedule 3.8.2	Compromised Liabilities
Schedule 3.10(v)	Incurrence of Debt
Schedule 3.10(vi)	Creation of Liens
Schedule 3.11	Pending or Threatened Litigation
Schedule 3.12(a)	Employee Benefit Plans
Schedule 3.12(f)	Employee Benefit Plans – Change in Control
Schedule 3.13	Taxes
Schedule 3.15	Pending or Threatened Claims – Intellectual Property
Schedule 3.16	Material Agreements
Schedule 3.20	Insurance
Schedule 3.24	Accounts Receivable
Schedule 3.25	Real and Personal Property
Schedule 4.2(g)	Capital Expenditure Budget
Schedule 10.2	Persons with Knowledge of BAZI Representations and Warranties

Seller Disclosure Schedule:
Section 2.1	Subsidiaries/Other Equity Interests
Section 2.3	Obligations to Issue Equity Interests
Section 2.5	Contracts Requiring Consent
Section 2.9	Material Changes
Section 2.12	Taxes
Section 2.14	Material Contracts
Section 2.16	Principal Place of Business/Bank Accounts
Section 2.17	Environmental Matters
Section 2.19	Insurance
Section 2.20	Labor Matters
Section 10.2	Persons with Knowledge

INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	Section 5.2(a)
affiliate	Section 10.4(a)
Agreement	Preamble
Amendment	Section 5.12
Applicable Environmental Law	Section 2.17(f)
Applicable Exchange	Section 3.5(a)
Applicable Law	Section 1.5(a)
Ashworth Option Agreement	Section 6.3(g)
beneficial owner	Section 10.4(b)
Book-Entry Units	Section 1.7(b)
business day	Section 10.4(c)
Bylaw Amendment	Recital G
Certificate	Section 1.7(b)
Certificate of Designation	Recital F
Certificate of Merger	Section 1.2
Change in the GT Recommendation	Section 5.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recital C
Company Common Stock	Section 1.6(a)
Company Preferred Stock	Section 2.3
Compromised Liabilities	Section 3.8
control	Section 10.4(d)
controlled by	Section 10.4(d)
DDTC	Section 2.18
Delaware Law	Recital C
Denied Party Lists	Section 2.18
Disclosure Schedules	Section 10.13
Dissenting Shares	Section 1.10
Effective Time	Section 1.2
Environmental Laws	Section 2.17(f)
ERISA	Section 2.11
Exchange Act	Section 3.5(b)
Exchange Agent	Section 1.7(a)
Exchange Fund	Section 1.7(a)
Export and Sanctions Laws	Section 2.8
Financial Statements	Section 2.7
GAAP	Section 2.1
governmental authority	Section 10.4
GT Board of Directors	Section 2.4(d)
GT Indemnified Parties	Section 5.3(b)
GT Permits	Section 2.6(b)
GT Property	Section 2.17
GT Recommendation	Section 2.4(d)
GT Stockholder Approval	Recital B
GT Termination Fee	Section 8.3(a)
Holder Allocable Expenses	Section 8.3(d)
Holder Representative	Section 9.1
Information Statement	Section 5.12
Intellectual Property	Section 2.13(b)
Liability Cap	Section 3.8
LOI	Section 5.1(b)

Merger	Recital A
Merger Consideration	Section 1.6(a)
NRS	Section 3.5(b)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Board of Directors	Section 1.5(b)
Parent Common Stock	Section 1.7(e)
Parent Employee Benefit Plans	Section 3.12(a)
Parent ERISA affiliate	Section 3.12(a)
Parent Material Adverse Effect	Section 3.1
Parent Material Contracts	Section 3.16(a)
Parent Parties	Preamble
Parent Permits	Section 3.6(b)
Parent Preferred Stock	Recital F
Parent Properties	Section 3.14(a)
Parent Property	Section 3.14(a)
Parent Schedule	Article III
Parent SEC Reports	Section 3.7(a)
Parent Stockholder Approval	Section 3.4(b)
Permitted Liens	Section 2.9
person	Section 10.4(f)
Preferred Stock	Section 3.3
reasonable best efforts	Section 10.4(g)
Registration Rights Agreement	Recital C
Regulation D	Section 1.11
Returns	Section 2.12(a)
Schedule 14F	Section 5.9
SEC	Section 2.14(a)(J)
Securities Act	Section 2.14(a)(I)
Seller Material Adverse Effect	Section 2.1
Seller Material Contracts	Section 2.14(a)
Seller Schedule	Article II
Services Agreement	Recital E
SOX	Section 3.7(c)
Sub	Preamble
subsidiaries	Section 10.4(h)
subsidiary	Section 10.4(h)
Superior Proposal	Section 5.2(b)
Surviving Entity	Section 1.1
Tax	Section 2.12(g)
Taxes	Section 2.12(g)
Transactions	Section 2.1
Treasury Regulations	Recital F
under common control with	Section 10.4(d)
WARN Act	Section 2.20(b)
Year-End Financial Statements	Section 2.7

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, executed this 7th day of June, 2012 (this “Agreement”), is by and among Bazi International, Inc., a Nevada corporation (“Parent”), Bazi Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub,” and together with Parent, the “Parent Parties”), GT Beverage Company, Inc., a Delaware corporation (“GT”), and MKM Capital Advisors, LLC, as the Holder Representative.

RECITALS:

A. The respective governing bodies of Parent, Sub and GT have approved and declared advisable this Agreement, and deem it advisable and in the best interests of their respective entities and equityholders to merge Sub with and into GT (the “Merger”), upon the terms and subject to the conditions set forth herein, and the respective governing bodies of Sub and GT have resolved to recommend that their respective stockholders approve the Merger, this Agreement and the transactions contemplated hereby.

B. It is anticipated that, following the execution of this Agreement, Parent, as the direct stockholder of Sub, and holders of a majority of the issued and outstanding shares of Company Common Stock, all of which are “accredited investors” as contemplated by Section 1.11, will consent to the Merger and adopt this Agreement (the “GT Stockholder Approval”).

C. As a result of the Merger, and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”), the issued and outstanding shares of Company Common Stock shall be converted into the right to receive the Merger Consideration as set forth herein.

D. As a condition to the consummation of the Merger, the Holder Representative and Parent shall be required to enter into a registration rights agreement, substantially in the form of Annex A (the “Registration Rights Agreement”).

E. As of the date hereof, Parent and GT have entered into a Services Agreement (the “Services Agreement”) pursuant to which Parent has agreed to provide certain management services to GT.

F. Prior to the Closing Parent will file a Certificate of Designation (the “Certificate of Designation”) with the Secretary of State of State of the State of Nevada establishing the Series A Convertible Preferred Stock, par value $0.001 per share (the “Parent Preferred Stock”), in the form of Annex C, which shares of Parent Preferred Stock are intended to be convertible into, and represent on an as-converted basis, approximately 95.5% of the issued and outstanding shares of Parent Common Stock as of the Closing, with the remaining 4.5% retained by holders of Parent Common Stock existing immediately prior to the Effective Time.

G. Parent has amended its amended and restated bylaws to provide that the provisions of the Control Shares Acquisitions Act (Sections 78.378-78.3793 of the NRS), including dissenters’ rights under Section 78.3793 of the NRS, do not apply to this Agreement, the Merger and the other Transactions, to the extent that such provisions may have otherwise applied (the “Bylaw Amendment”).

H. For federal income tax purposes, the parties intend that (i) the Merger will qualify as a tax free reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and any regulations thereunder or any successor statutes thereto (the “Treasury Regulations”), and (ii) this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

I. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

AGREEMENT:

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Sub, GT and the Holder Representative agree as follows:

ARTICLE I

The Merger

Section 1.1 The Merger

Upon the terms and subject to the conditions set forth in Article VI, and in accordance with Delaware Law, at the Effective Time, Sub shall be merged with and into GT.  As a result of the Merger, the separate corporate existence of Sub shall cease and GT shall continue as the surviving corporation of the Merger (the “Surviving Entity”).

Section 1.2 Effective Time; Closing

As promptly as practicable (but no earlier than October 1, 2012, and no later than two business days) after the satisfaction or, if permissible, waiver in accordance with Section 8.5 of the last to be satisfied or waived of the conditions set forth in Article VI(other than conditions that by their nature can be satisfied only at the Closing but subject to the satisfaction or waiver of these conditions), the parties hereto shall cause the Merger to be consummated by duly filing a certificate of merger in the form attached hereto as Exhibit 1.2 (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the date and time of such filing being the “Effective Time”).  Prior to but on the same day as such filing, a closing (the “Closing”) shall be held at the offices of Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) in Houston, Texas, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.  The date of the Closing is herein called the “Closing Date.”

Section 1.3 Effect of the Merger

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of GT and Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of GT and Sub shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4 Surviving Entity Certificate of Incorporation and Bylaws

At the Effective Time, the certificate of incorporation, as amended, of GT as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Entity until duly amended in accordance with Delaware Law, and the bylaws of GT shall be the bylaws of the Surviving Entity until duly amended in accordance with Delaware Law.

Section 1.5 Directors and Officers of Surviving Entity; Directors, Committee Members and Officers of Parent

(a) The directors of GT and officers of Sub immediately prior to the Effective Time shall continue to be the directors and officers, respectively, of the Surviving Entity from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Entity and applicable law, rule or regulation (“Applicable Law”).

(b) Prior to the distribution of the Schedule 14F, GT will specify those individuals it will require as a condition to Closing to be appointed to the board of directors of Parent (the “Parent Board of Directors”) and the expected composition of the Parent Board of Directors and committees thereof and the officers of Parent following the Effective Time, and each such individual will serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, as the case may be.

Section 1.6 Conversion of Securities; Cancellation of Treasury and Company-Owned Stock

(a) At the Effective Time, other than any shares to be cancelled pursuant to Section 1.6(b) and any Dissenting Shares, by virtue of the Merger and without any action on the part of Parent, Sub or GT holders of GT’s common stock, par value $0.001 per share (the “Company Common Stock”), shall have the right to receive shares of validly issued, fully paid and nonassessable shares of Parent Preferred Stock, with each such holder to receive one share of Parent Preferred Stock for each share of Company Common Stock owned by such holder immediately prior to the Effective Time, subject to the terms and conditions hereof (including Section 1.10).  The shares of Company Common Stock shall cease to be outstanding and shall be canceled, and the holders thereof shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, (i) shares of Parent Preferred Stock in accordance with Section 1.7(b), and (ii) any unpaid dividends and distributions on shares of Parent Preferred Stock (after giving effect to any required withholding of Taxes) in accordance with Section 1.7(d) upon the surrender of the shares of Company Common Stock ((i) and (ii), taken together, the “Merger Consideration”).  Subject to the provisions of this Agreement, at the Effective Time, all of the common stock in Sub outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of any holder of Company Common Stock, into all of the common stock in the Surviving Entity, which common stock in the Surviving Entity shall constitute all of the issued and outstanding common stock of the Surviving Entity and shall be owned by Parent.

(b) At the Effective Time, each share of Company Common Stock held by GT or any direct or indirect wholly-owned subsidiary of GT immediately prior to the Effective Time shall be canceled without any conversion or payment in respect thereof.

Section 1.7 Surrender Company Common Stock; Transfer Books

(a) Prior to the Effective Time, GT shall designate a bank, trust company or other person reasonably acceptable to Parent to act as agent (the “Exchange Agent”) for holders of Company Common Stock in connection with the Merger to receive the Merger Consideration to which holders of Company Common Stock shall become entitled pursuant to Section 1.6.  At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of Company Common Stock, shares of Parent Preferred Stock to be issued pursuant to Section 1.6 and delivered pursuant to this Section 1.7.  Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends or distributions pursuant to Section 1.7(d) and to make payments in lieu of any fractional shares of Parent Preferred Stock pursuant to Section 1.7(e).  Such shares of Parent Preferred Stock, together with any dividends or distributions with respect thereto and such cash, are referred to herein as the “Exchange Fund.”  The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the Parent Preferred Stock and cash to be issued or paid pursuant to Section 1.6 and Section 1.7 out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever.  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Preferred Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed after the deposit of such Exchange Fund with respect thereto for the account of persons entitled thereto.

(b) At or prior to the Effective Time, Parent shall mail to each holder of record of a certificate representing Company Common Stock (a “Certificate”) and non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Units”) (i) a form of letter of transmittal reasonably acceptable to GT and (ii) instructions for use in effecting the surrender of the Certificates and Book-Entry Units to be converted for Parent Preferred Stock as provided in Section 1.6 and Section 1.7.  Each holder of record of one or more Certificates or Book-Entry Units shall, upon surrender to Parent of such Certificates, if applicable, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Parent, be entitled to receive the applicable number of shares of Parent Preferred Stock convertible therefor in accordance with Section 1.6 (and any dividends pursuant to Section 1.7(d) and cash payable in lieu of fractional shares pursuant to Section 1.7(e)) and the Certificates and Book-Entry Units so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of GT, Parent Preferred Stock may be issued therefor in accordance with this Section 1.7(b) to a person other than the person in whose name the Certificate or Book-Entry Units so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable.  Until surrendered as contemplated by this Section 1.7(b), each Certificate and Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the number of shares of Parent Preferred Stock convertible therefor pursuant to Section 1.6 and any dividends pursuant to Section 1.7(d) and cash payable in lieu of fractional shares pursuant to Section 1.7(e).  No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Units pursuant to the provisions of this Article I.

(c) At the close of business on the day of the Effective Time, the transfer books of GT shall be closed and, thereafter, there shall be no further registration of transfers of Company Common Stock on the records of GT.  From and after the Effective Time holders of Company Common Stock shall cease to have any rights with respect to such shares except as otherwise provided herein or by Applicable Law.

(d) No dividends or other distributions with respect to Parent Preferred Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to holders of Company Common Stock.  Subject to the effect of Applicable Law:  (i) at the time of the surrender of shares of Company Common Stock for exchange in accordance with the provisions of this Section 1.7, there shall be paid to holders of Company Common Stock, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) not theretofore paid with respect to the number of whole shares of Parent Preferred Stock that such holder is entitled to receive (less the amount of any withholding Taxes that may be required with respect thereto); and (ii) at the appropriate payment date and without duplicating any payment made under clause (i) above, there shall be paid to such holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of Parent Preferred Stock that such holder receives (less the amount of any withholding Taxes that may be required with respect thereto).

(e) No certificates or scrip of the Parent Preferred Stock representing fractional shares of Parent Preferred Stock or book entry credit of the same shall be issued upon the exchange of Company Common Stock in accordance with Section 1.6, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Preferred Stock.  Notwithstanding any other provision of this Agreement, each holder of a share of Company Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Preferred Stock (after taking into account all shares of Company Common Stock exchanged by such holder), shall receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (A) the closing sale price of a share of Parent’s common stock, par value $0.001 per share (“Parent Common Stock”), on the OTC Bulletin Board (or other Applicable Exchange) on the last trading day immediately preceding the date on which the Effective Time shall occur for which a sale price was reported and (B) (x) the fraction of a share of Parent Preferred Stock that such holder would otherwise be entitled to receive pursuant to this Article I times (y) the number of shares of Parent Common Stock into which a share of Parent Preferred Stock is convertible into (without taking into account any limits on conversion).

Section 1.8 Withholding Taxes

Notwithstanding anything in this Agreement to the contrary, Parent, Sub, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to holders of Company Common Stock pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws.  To the extent that amounts are so properly withheld by Parent, Sub, the Surviving Entity or the Exchange Agent, as the case may be, and are paid over to the appropriate governmental authority in accordance with Applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders of Company Common Stock in respect of which such deduction and withholding was made by Parent, Sub, the Surviving Entity or the Exchange Agent, as the case may be.

Section 1.9 Adjustment of Merger Consideration

If, between the date of this Agreement and the Effective Time and as permitted by Section 4.1 and Section 4.2, the outstanding shares of Parent Preferred Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or distribution payable in other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration and the number of shares of Parent Preferred Stock to be received by each holder of Company Common Stock shall be appropriately adjusted to provide to holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 1.10 Dissenting Shares

To the extent that appraisal rights are available in respect of the Merger under Delaware Law, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Company Common Stock who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such shares in accordance with Section 262 of Delaware Law shall not be converted into Parent Preferred Stock in accordance with Section 1.6, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the Delaware Law; provided, however, that if, after the Effective Time, any such stockholder of GT shall fail to perfect or shall effectively waive, withdraw, or lose such stockholder’s rights under Section 262 of Delaware Law, such stockholder’s shares of Company Common Stock in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of Delaware Law shall thereupon cease to be Dissenting Shares and be deemed to have been converted, at the Effective Time, into Parent Preferred Stock in accordance with Section 1.6 without any interest thereon. GT shall give Parent (i) prompt notice of any written demands for appraisal of any shares of the Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to Delaware Law and received by GT relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law.  GT shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.  No stockholder of Parent shall have dissenters’ rights under the NRS and Parent shall not take any action that would allow any Parent stockholders to have dissenters’ rights in connection with the Merger and the Transactions.

Section 1.11 Exemption from Registration

        Parent and GT intend that the shares of Parent Preferred Stock to be issued pursuant to Section 1.6 or Article VII and the shares of Parent Common Stock issued upon conversion of such parent Preferred Stock will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D promulgated by the SEC thereunder (“Regulation D”) and that all recipients of such shares of Parent Preferred Stock and Parent Common Stock shall be an “accredited investor” as such term is defined under Regulation D, as amended by Section 413(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related interpretations of the SEC.

ARTICLE II

Representations and Warranties of GT

GT hereby represents and warrants to Parent and Sub that, except as otherwise set forth in GT’s Schedules to this Agreement (the “Seller Schedule”):

Section 2.1 Organization and Qualification; Subsidiaries

GT is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.  GT has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.  Each subsidiary of GT (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as has not had and is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.  The term “Seller Material Adverse Effect” means a material adverse effect on the business, properties, financial condition or results of operations of GT and its subsidiaries taken as a whole or on the ability of GT to consummate the transactions contemplated by this Agreement (the “Transactions”), except, in each case, for any such effect attributable to (i) general economic, capital market, regulatory or political conditions, or any such conditions in the industries in which GT operates, any outbreak of hostilities or war (including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere, (ii) changes in laws, regulations or United States generally accepted accounting principles (“GAAP”) or interpretations thereof, (iii) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of any of the Transactions, (iv) any failure by GT to meet estimates of revenues or earnings for any period ending after the date of this Agreement, (v) the failure of GT or its subsidiaries to take any action referred to in Section 4.1 due to Parent’s unreasonable withholding, delaying or conditioning of its consent or (vi) effects to the extent resulting from any legal proceedings made or brought by any of the current or former stockholders of GT (on their own behalf or on behalf of GT) arising out of or related to this Agreement or the Transactions.  For purposes of determining whether a particular change, event, circumstance or effect has a “material adverse effect,” no predetermined formulaic or analogical approach to a determination of materiality shall be considered (for example, a percentage of the value of the aggregate Merger Consideration); rather, the nature and effect of each change, event, circumstance or effect shall be considered along with the detrimental impact on the properties, financial condition or results of operations of GT and its subsidiaries, taken as a whole, of such change, event, circumstance or effect.  A true and complete list of all of GT’s subsidiaries, together with the jurisdiction of incorporation or organization of each such subsidiary and the percentage of the outstanding capital stock or other equity interests of each such subsidiary owned by GT and each other GT subsidiary, is set forth in Section 2.1 of the Seller Schedule.  Other than with respect to the GT subsidiaries set forth on Section 2.1 of the Seller Schedule, GT does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business entity, other than equity interests held for investment that are not, in the aggregate, material to GT.

Section 2.2 Charter and Bylaws

GT has heretofore furnished to Parent a true and complete copy of its certificate of incorporation, as amended, and bylaws and those of each subsidiary (or similar organizational documents), each as amended to date.  Each such certificate of incorporation and bylaws (or similar organizational documents) are in full force and effect as of the date of this Agreement.

Section 2.3 Capitalization

The authorized capital stock of GT consists of 3,000,000 shares of Company Common Stock and 1,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”).  As of June 7, 2012, not more than 1,500,000 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding.  All outstanding shares of Company Common Stock were validly issued and fully paid and are nonassessable, and none of which were issued in violation of any preemptive or similar rights of any stockholder of GT.  As of June 7, 2012, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating GT or any GT subsidiary to issue or sell any equity interests in GT or any GT subsidiary.  There are no outstanding contractual obligations of GT or any GT subsidiary to repurchase, redeem or otherwise acquire any equity interests of GT or any GT subsidiary.  All of the issued and outstanding equity interests of each GT subsidiary were duly authorized, validly issued and fully paid and are non-assessable and are owned by GT, directly or through its wholly-owned subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (other than in favor of GT or any of its wholly-owned subsidiaries); and none of the outstanding equity interests of any GT subsidiary were issued in violation of any preemptive or similar rights arising by operation of law, or under the charter, bylaws or other comparable organizational documents of any GT subsidiary or under any agreement to which GT or any GT subsidiary is a party.  There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote with the GT stockholders, whether together or as a separate class, on any matters on which GT’s stockholders may vote.  There are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement, arrangement or other understanding to which GT is a party or by which GT is bound with respect to any equity security of any class of GT.

Section 2.4 Authority; Due Authorization; Binding Agreement; Approval

(a) GT has all requisite corporate or other business entity power and authority to enter into this Agreement and, subject to the GT Stockholder Approval, to perform its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement by GT and the consummation by GT of the Transactions have been duly and validly authorized by all requisite corporate or other business entity action on the part of GT other than the GT Stockholder Approval.

(c) This Agreement has been duly executed and delivered by GT and, assuming the due authorization, execution and delivery hereof by Parent, Sub and the Holder Representative, constitutes a valid and binding obligation of GT, enforceable against GT in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d) The board of directors of GT (the “GT Board of Directors”), at a meeting duly called and held or acting by unanimous written consent, has (A) determined that this Agreement and the Transactions are advisable and in the best interests of GT and GT’s stockholders, (B) approved this Agreement and (C) resolved to recommend that the holders of Company Common Stock approve the Merger, this Agreement and the transactions contemplated hereby (the “GT Recommendation”).

Section 2.5 No Violation; Consents

(a) The execution and delivery of this Agreement by GT does not, and the consummation by GT of the Transactions will not, (i) (assuming receipt of the GT Stockholder Approval) violate the certificate of incorporation, as amended, or bylaws of GT, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which GT or any of its subsidiaries is a party or by which any of them or any of their respective properties are bound, (iii) (assuming receipt of the GT Stockholder Approval and that the consents and approvals referred to in Section 2.5(b) are duly and timely made or obtained) violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental authority directed to GT or any of its subsidiaries or any of their properties, (iv) result in the triggering, acceleration or increase of any payment to any person pursuant to any “change in control” or similar provision of contract or agreement that constitutes a Seller Material Contract or (v) result in the creation or imposition of any lien, charge or encumbrance upon any property of GT or its subsidiaries pursuant to the agreements and instruments referred to in clause (ii).

(b) Except for (i) compliance with any applicable U.S. state or federal securities or “Blue Sky” laws, (ii) filing or recordation of merger or other appropriate documents as required by the Delaware Law or Applicable Law of other states in which GT is qualified to do business and (iii) such other authorizations, consents, approvals or filings the failure of which to obtain or make have not had and are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, no authorization, consent or approval of or filing with any governmental authority is required to be obtained or made by GT or any ultimate parent entity or controlling person of GT for the execution and delivery by GT of this Agreement or the consummation by GT of the Transactions.

Section 2.6 Compliance

(a) Neither GT nor any GT subsidiary (i) is in violation of its certificate of incorporation, bylaws or other equivalent governing documents, as applicable, (ii) is in violation of any Applicable Law or order, judgment or decree of any governmental authority having jurisdiction over it, except that no representation or warranty is made in this Section 2.6 with respect to laws, rules, regulations, orders, judgments or decrees relating to employee benefit, Tax or environmental matters, which are addressed exclusively in Section 2.11, Section 2.12 and Section 2.17, respectively, (iii) is in default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which GT or any GT subsidiary is a party or by which any of them or any of their respective properties are bound or (iv) has received a written notice of non-compliance with any Applicable Law, order, judgment or decree of any governmental authority that remains unresolved, except, in the case of clauses (ii), (iii) and (iv), for such violations, defaults or notices that have not had and are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.  Neither GT, any subsidiary of GT, nor, to the knowledge of GT, any director, officer, agent, employee or other person acting on behalf of GT or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

(b) Except as has not had and is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, (i) GT and its subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any governmental authority necessary for GT and its subsidiaries for the current ownership, lease and operation of their properties and assets or to carry on their businesses as they are now being conducted (the “GT Permits”) and (ii) to the knowledge of GT, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any GT Permit (in each case, with or without notice or lapse of time or both).

Section 2.7 Financial Statements

GT has delivered to Parent true, complete and correct copies of the following financial statements: (i) an unaudited pro forma balance sheet of GT as of April 15, 2012 and (ii) the unaudited balance sheets of GT Beverage Company, LLC as of December 31, 2011 and 2010 and the related unaudited statements of operations for the two-year period ended December 31, 2011 (such balance sheets and the related statements of operations are referred to herein as the “Year-End Financial Statements” or the “Financial Statements”).

Section 2.8 No Undisclosed Liabilities

Except for the Ashworth Option Agreement and liabilities and obligations (i) reflected or reserved against in the Financial Statements, (ii) arising under this Agreement and the Transactions, (iii) incurred since the formation of GT in the ordinary course of business consistent with past practice and (iv) that are not material to GT under GAAP, neither GT nor any of its subsidiaries has any liabilities or obligations, whether absolute or contingent, reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 2.9 Absence of Certain Changes or Events

From the date of GT’s formation until the date of this Agreement, except as contemplated by this Agreement, GT has conducted its businesses only in the ordinary course and there has not been (i) any event having, individually or in the aggregate, a Seller Material Adverse Effect, (ii) any change by GT in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of GT and its consolidated subsidiaries, except insofar as may have been required by a change in GAAP, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any equity interest of GT or any redemption, purchase or other acquisition for value of any of its equity interests, (iv) any split, combination or reclassification of any equity interest of GT, (v) any incurrence, assumption or guarantee by GT of any indebtedness for borrowed money, (vi) any creation or other incurrence by GT of any lien on any asset securing an amount in excess of $50,000 (other than Permitted Liens and liens securing purchase money obligations created in connection with the acquisition, in the ordinary course of business consistent with past practice, of inventory and office equipment, not exceeding $50,000 in the aggregate), (vii) any material Tax election by GT or any settlement of any material Tax liability, (viii) any termination or amendment of, or waiver of any material right under, any Seller Material Contract; (ix) any material damage to or destruction or loss of any material asset of GT (whether or not covered by insurance), (x) other than by expiration of any lease, any sale or other disposition by GT, in any single or related series of transactions, of assets having a value in excess of $50,000; (xi) any granting by GT of any increase in compensation or fringe benefits to any employee, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by GT of any bonus, except for bonuses paid in the ordinary course of business consistent with past practice, or any granting by GT of any increase in severance or termination pay or any entry by GT into any employment, severance, termination or indemnification agreement; (xii) any entry by GT into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property in excess of $50,000, (xiii) any revaluation for Tax reporting or financial statement purposes by GT of any of its assets, including writing down or writing off notes or accounts receivable in excess of $50,000 or (xiv) the entering into of any agreement, whether written or oral, to do any of the foregoing.

For the purposes of this Agreement, “Permitted Liens” means (i) liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed not yet delinquent or being contested in good faith by appropriate proceedings, (ii) statutory liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (iii) restrictive covenants, easements and defects, imperfections or irregularities of title, if any, that are not reasonably expected to impair in any material respect the use or occupancy of any asset in the operation of the business of GT or Parent, as applicable, (iv) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for the transactions contemplated by this Agreement or as to which the time for asserting such rights has expired at the Effective Time without an exercise of such rights, (v) restrictions on transfer with respect to which consents or waivers are obtained for the transactions contemplated by this Agreement and (vi) liens listed on Section 2.9 of the Seller Schedule or Section 3.10 of the Parent Schedule, as applicable.

Section 2.10 Litigation

Except with respect to employee benefit or Tax matters or Environmental Laws, which are addressed exclusively in Section 2.11, Section 2.12 and Section 2.17, respectively, (i) there is no action, suit or proceeding before or by any court or governmental authority now pending, or, to the knowledge of GT, threatened, against GT or any of its subsidiaries, or any of their respective officers or directors in their capacities as such and (ii) neither GT nor any of GT’s properties nor, to the knowledge of GT, any of GT’s or its subsidiaries’ officers and directors in their capacities as such, are subject to any order, writ, judgment, decree or injunction of any court or arbitrator or any governmental body, agency or official.

Section 2.11 Employee Benefit Plans

Neither GT nor any of its subsidiaries sponsors, maintains, participates in or contributes to or has any “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Section 2.12 Taxes

(a) Each of GT, each of its subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all federal and material state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed in respect of any Taxes, and has timely paid all Taxes shown by such Returns to be due and payable;

(b) Each of GT and its subsidiaries has established reserves that are adequate in the aggregate for the payment of all material Taxes not yet due and payable with respect to the results of operations of GT and its subsidiaries through the date hereof, and complied in all material respects with all Applicable Law relating to the payment and withholding of Taxes;

(c) Section 2.12 of the Seller Schedule sets forth the last taxable period through which the federal income Tax Returns of GT and its subsidiaries have been examined by the IRS or otherwise closed.  Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in GT’s most recent financial statements.  No material federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which GT or any of its subsidiaries would be liable, and no material deficiency that has not yet been paid for any such Taxes has been proposed, asserted or assessed against GT or any of its subsidiaries with respect to any period;

(d) Neither GT nor any of its subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which GT or any of its subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to GT or any of its subsidiaries;

(e) Neither GT nor any of its subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement;

(f) GT is not a party to any agreement, contract, or arrangement that would, as a result of the transactions contemplated hereby, result, separately or in the aggregate, in (A) the payment of any “excess parachute payments” within the meaning of Section 280G of the Code by reason of the Merger, (B) the payment of any form of compensation or reimbursement for any Tax incurred by any person arising under Section 280G of the Code, or (C) the payment of any amounts not deductible by GT, in whole or in part, by reason of Section 162(m) of the Code; and

(g) Neither GT nor any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

For purposes of this Agreement, a “Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

Section 2.13 Intellectual Property

(a) Except as have not had and are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, either GT Beverage Company, LLC, GT or a GT subsidiary owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property of GT, and (i) there are no pending or, to the knowledge of GT, threatened claims by any person alleging infringement by GT or any of its subsidiaries or with regard to the ownership, validity or use of any Intellectual Property of GT, (ii) to the knowledge of GT, the conduct of the business of GT and its subsidiaries does not infringe any intellectual property rights of any person, (iii) neither GT nor any of its subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of GT or any of its subsidiaries and (iv) to the knowledge of GT, no person is infringing any Intellectual Property of GT or any of its subsidiaries.  To the knowledge of GT, upon the consummation of the Transactions, the Surviving Entity or its subsidiaries shall own or have the right to use all Intellectual Property on the same terms and conditions as GT and its subsidiaries enjoyed prior to such transaction.

(b) As used herein, “Intellectual Property” means all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations, domain names, internet addresses and other computer identifiers, web sites and web pages, computer software programs and related documentation, trade secrets, know-how, customer information, confidential business information and technical information used in Parent’s or GT’s respective businesses, as applicable, as currently conducted.

Section 2.14 Material Contracts

(a) For purposes of this Agreement, the following shall constitute the “Seller Material Contracts:”

(A) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between GT and its subsidiaries) relating to indebtedness in an amount in excess of $50,000;

(B) a contract, lease or license pursuant to which GT or any of its subsidiaries paid amounts in excess of $50,000 within the 12 month period prior to the date of this Agreement;

(C) a contract that to the knowledge of GT purports to materially limit the right of GT or any of its affiliates to engage or compete in any line of business in which GT or its subsidiaries is engaged or to compete with any person or operate in any location;

(D) a contract that creates a partnership or joint venture or similar arrangement (other than a tax partnership) having assets reasonably valued in excess of $100,000;

(E) any acquisition agreement, asset purchase or sale agreement, stock purchase or sale agreement or other similar agreement pursuant to which GT reasonably expects to incur expenditures in excess of $100,000 during the period ending one year from the date of this Agreement;

(F) any lease by GT or any of its subsidiaries of any real property, including office leases, under which the annual rental is in excess of $50,000;

(G) any guaranty, direct or indirect, by GT, of any obligation for borrowings of any other person, other than endorsements made for collection in the ordinary course of business, guarantees by GT’s subsidiaries of GT obligations and guarantees by GT of GT’s subsidiaries’ obligations;

(H) any outsourcing agreement for the performance by third parties of administrative or professional services for or on behalf of GT or any of GT subsidiaries;

(I) any agreement to which any affiliate of GT is a party that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

(J) any agreement that would be required to be filed by GT with the Securities and Exchange Commission (“SEC”) as a material contract as required by Item 601(b)(10) of Regulation S-K, any terms of which remain executory.

(b) Except as set forth in Section 2.14(b) of the Seller Schedule, there are no other Seller Material Contracts as of the date of this Agreement.  Other than as a result of the expiration or termination of any Seller Material Contract in accordance with its terms, (i) except as has not had and is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, each Seller Material Contract is valid and binding on GT and any of its subsidiaries that is a party thereto, as applicable, and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law), and except that any indemnity, contribution and exoneration provisions contained therein may be limited by Applicable Law and public policy, (ii) GT and each of its subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Seller Material Contract and (iii) neither GT nor any of its subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of GT or any of its subsidiaries or their counterparties under any such Seller Material Contract.

Section 2.15 Brokers; Transaction Fees

No broker, finder or investment is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of GT.

Section 2.16 Business Locations; Bank Accounts

(a) GT has provided Parent a schedule which sets forth the location of the principal place of business and chief executive office of GT and each GT subsidiary, together with each field office and other office out of which GT’s business is conducted.  The schedule includes a designation of the office or other location where the corporate books and records, including the charter documents, corporate records and books of account of GT and its subsidiaries, are located.

(b) GT has provided Parent a schedule which sets forth a listing of all bank accounts, depository accounts, securities accounts and other similar accounts of GT and each GT subsidiary with any bank, broker or other depository institution and the names of all persons authorized to withdraw funds from each such account.

Section 2.17 Environmental Matters

(a) Except as provided in Section 2.17 of the Seller Schedule, there does not exist on any property owned or operated by GT or any of its subsidiaries (individually a “GT Property” and collectively, the “GT Properties”) any condition or conditions that constitute a violation of Applicable Environmental Law and that reasonably could be expected to require or result in a compliance action, response or remediation cost to GT, either individually or in the aggregate, in excess of $5,000.

(b) Except as provided in Section 2.17 of the Seller Schedule, there are no agreements, consents or administrative orders, injunctions, decrees, judgments, license, administrative rule or guidance, permit conditions, or other directives of any governmental authority based on any Applicable Environmental Law, relating to or that require any investigation, remediation or corrective action of any GT Property which remain unsatisfied and outstanding, and GT has not received from any governmental authority or any private or public person or entity any written notice or claim advising GT that it is or is potentially responsible for damages or response costs under Applicable Environmental Law as a result of GT’s or its predecessors’ ownership or activities in connection with the GT Properties, which claim or notice remains uncontested, unsatisfied and/or outstanding.

(c) GT and, to the knowledge of GT, each other person that owns, operates or occupies the GT Properties, has obtained all material permits, licenses, franchises, authorities, consents and approvals, and has made all material filings and maintained all material data, documentation and records necessary for owning and operating the GT Properties under Applicable Environmental Law, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect.

(d) There are no ongoing, pending or, to the knowledge of GT, threatened investigations, claims, demands, actions, administrative proceedings, lawsuits or inquiries under Applicable Environmental Law relating to (i) the GT Properties, or (ii) the restoration, remediation or reclamation of any of the GT Properties.

(e) There are no third-party commissioned reports of environmental investigations, studies or audits performed within the past five years with respect to any of the GT Properties in the possession of GT that GT has not made available to Parent.

(f) As used in this Agreement, the term “Applicable Environmental Law” means: (i) all federal statutes regulating or prescribing restrictions regarding the condition, activities or operations, of or affecting, properties relating to the environment, human health and safety, including but not limited to the following: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act (Solid Waste Disposal Act), 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Safe Drinking Water Act (and Amendments of 1996), 42 U.S.C. § 300f, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Endangered Species Act, 16 U.S.C. § 1531, et seq., Migratory Bird Treaty Act, 16 U.S.C. § 703 et seq., the National Environmental Policy Act, 42 U.S.C. § 4321, et seq.,  the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq. and 46 U.S.C.  § 3703a, the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Homeland Security Act, 6 U.S.C. § 101, et seq., the Aviation and Transportation Security Act, 49 U.S.C. § 114, et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. § 106, et seq. (collectively, and as amended and recodified, the “Environmental Laws”); (ii) any regulations promulgated under such federal statutes; (iii) any state law counterparts of such federal statutes and the regulations promulgated thereunder; (iv) any other state or local statutes, rules, regulations or ordinances regulating the use of or affecting the environment; and (v) all common law rights, duties and obligations regarding the use of or matters affecting the environment.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, GT does not make any representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Applicable Environmental Law, except as set forth in this Section 2.17.

Section 2.18 Export and Sanctions Laws

GT and each of its subsidiaries has been in material compliance with all applicable Export and Sanctions Laws.  To the knowledge of GT, neither GT nor any of its subsidiaries nor any person controlling GT is designated on any Denied Party Lists or has engaged in any transaction with or for the benefit of any person that is designated on any Denied Party Lists or that is subject to any Applicable Law prohibitions including Applicable Laws relating to any export sanction or export restriction. “Export and Sanctions Laws” means all Applicable Laws of the United States and all other applicable jurisdictions relating to any economic sanction or export restriction including: (i) the sanctions regulations administered by U.S. Department of Treasury’s Office of Foreign Assets Control, (ii) export and trade controls and related sanctions administered by the U.S. Department of Commerce, Bureau of Industry and Security, and (iii) the International Traffic in Arms Regulations administered by the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”).  “Denied Party Lists” shall mean a person (i) subject to any restrictions under the Export and Sanctions Laws including those sanctions targeting government entities or individuals that support terrorism, or (ii) included on any denied, prohibited, or restricted party list maintained by the United States or any other applicable jurisdiction, including the U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Entity List, or Unverified List, the OFAC Specially Designated Nationals and Blocked Persons List or the DDTC Debarred Parties List.

Section 2.19 Insurance

Section 2.19 of the Seller Schedule lists each insurance policy of GT and its subsidiaries currently in effect.  GT has made available to Parent a true, complete and correct copy of each such policy and the binder therefor.  With respect to each such insurance policy or binder none of GT, any of its subsidiaries or, to GT’s knowledge, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and GT does not know of any occurrence or any event that (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Seller Material Adverse Effect. Section 2.19 of the Seller Schedule describes any self-insurance arrangements affecting GT or its subsidiaries. To GT’s knowledge, the insurance policies listed in Section 2.19 of the Seller Schedule include all policies that are required in connection with the operation of the businesses of GT and its subsidiaries as currently conducted by Applicable Laws and all agreements relating to GT and its subsidiaries.

Section 2.20 Labor Matters; Employees

(a) Except as set forth in Section 2.20 of the Seller Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage, lockout or other similar labor controversy actually pending or, to the knowledge of GT, threatened against or affecting GT or any of its subsidiaries and, during the past five years, there has not been any such action, (ii) none of GT or any of its subsidiaries is a party to, bound by, or negotiating any collective bargaining or similar agreement with any labor organization (as that term is defined in the National Labor Relations Act, as amended), or work rules or practices with any labor organization or employee association applicable to employees of GT or any of its subsidiaries, (iii) none of the employees of GT or any of its subsidiaries are represented by any labor organization, none of GT or any of its subsidiaries have any knowledge of any current union organizing activities among the employees of GT or any of its subsidiaries nor does any question concerning representation exist concerning such employees, and neither GT nor any of its subsidiaries have experienced any union organizational campaigns, petitions, or other unionization activities since GT’s formation, (iv) GT and its subsidiaries have each at all times since GT’s formation been in material compliance with all Applicable Laws respecting employment and employment practices, equal employment opportunity, wages, labor relations, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other Applicable Law or ordinance, (v) there is no unfair labor practice charge or complaint or any union representation question or certification petition against GT or any of its subsidiaries pending or, to the knowledge of GT, threatened before the National Labor Relations Board or any similar state or foreign agency and there have been no such charges, complaints, questions or petitions since GT’s formation, (vi) there are no pending or, to the knowledge of GT, threatened legal, arbitral or administrative suits, actions, investigations, charges, complaints, demands or other proceedings of any kind and in any forum by or on behalf of any current or former employee of GT or any of its subsidiaries, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any Applicable Law respecting employment and employment practices, equal employment opportunity, wages, labor relations, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information, and there have been no such proceedings since GT’s formation, nor are there any grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure concerning GT or any of its subsidiaries, (vii) there is no current or, to the knowledge of GT, threatened legal, arbitral or administrative suits, actions, investigations or other proceedings of any kind and in any forum in which any current or former director, officer, employee or agent of GT or any of its subsidiaries is or may be entitled to indemnification, (viii) GT and all of its subsidiaries have timely paid or made provision for payment of all accrued salaries, wages, commissions, bonuses, severance pay, vacation, sick, and other paid leave with respect to any current or former employee or on account of employment, (ix) no current or former employee or person claiming to be or have been an employee of GT or any of its subsidiaries has a right to be recalled, reinstated, or restored to employment under any agreement, law, or policy or practice of GT or any of its subsidiaries, (x) neither GT nor any of its subsidiaries is a party to, or otherwise bound by, any order, judgment, decree or settlement with respect to any current or former employee, the terms and conditions of employment, or the working conditions of any employee, (xi) neither GT nor any of its subsidiaries has, and none are required by Applicable Law to have, an affirmative action plan, (xii) GT and its subsidiaries have complied with the Older Workers’ Benefit Protection Act with respect to any waivers of liability under the Age Discrimination in Employment Act obtained by it since GT’s formation, (xiii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to GT or any of its subsidiaries, and (xiv) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual or other workplace harassment complaints or demand letters or threatened claims.

(b) Since GT’s formation, under the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), none of GT or any of its subsidiaries has effectuated or experienced (i) a “plant closing” (as defined in the WARN Act), or (ii) a “mass layoff” (as defined in the WARN Act), nor has GT or any of its subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state or local law similar to the WARN Act.

Section 2.21 Properties and Assets

(a) GT and its subsidiaries own no real property.  Section 2.21 of the Seller Schedule indicates which properties and assets used in the operation of the businesses of GT are currently owned by any of GT’s stockholders or affiliates of either of GT or such stockholders.  All of the tangible assets, plants, structures, vehicles and other significant machinery and equipment owned or leased by GT are in good working order and condition, ordinary wear and tear excepted, have been maintained in accordance with standard industry practice and are adequate for the purpose for which they presently are being used or held for use. All properties and fixed assets used by GT in its business are either owned by GT or leased.  GT has good, valid, indefeasible and marketable title to the tangible and intangible assets, personal property and real property owned and used in its business, free and clear of all liens, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, options, preemptive rights, rights of first refusal, reservations, restrictions or other encumbrances or defects in title.

(b) Except as specifically described in Section 2.21 of the Seller Schedule, all uses of the real property leased by GT conform in all material respects to all Applicable Laws and do not violate any instrument of record or agreement affecting any such property.  GT has not received any notice or communication from any governmental authority or other person indicating that any condition exists with respect to any of the real property leased by GT or with respect to the improvements thereon that violates any Applicable Law.  All of the real property owned and leased by GT is in good, usable and operating condition without the necessity of any major repairs, and all such real properties can be used for their intended purposes without violating any conditional use permit, variance or private restriction.

Section 2.22 Takeover Laws

No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to GT is applicable to the Merger or the other transactions contemplated hereby.

ARTICLE III

Representations and Warranties of Parent and Sub

Parent and Sub hereby, jointly and severally, represent and warrant to GT that, except as otherwise set forth (i) in the Parent Parties’ Schedules to this Agreement (the “Parent Schedule”) or (ii) in the Parent SEC Reports filed after December 31, 2011 and prior to the date of this Agreement:

Section 3.1 Organization and Qualification; Subsidiaries

Each of Parent and Sub is a corporation duly organized and validly existing in good standing under the laws of the State of Nevada and Delaware, respectively.  Each of Parent and Sub has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  Each subsidiary of Parent (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  The term “Parent Material Adverse Effect” means a material adverse effect on the business, properties, financial condition or results of operations of Parent and its subsidiaries taken as a whole or on the ability of Parent and its subsidiaries to consummate the Transactions, except, in each case, for any such effect attributable to (i) general economic, capital market, regulatory or political conditions, or any such conditions in the industries in  which Parent operates, any outbreak of hostilities or war (including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere, (ii) changes in laws, regulations or GAAP or interpretations thereof, (iii) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of any of the Transactions, (iv) any failure by Parent to meet estimates of revenues or earnings for any period ending after the date of this Agreement, (v) changes in the price or trading volume of Parent’s stock (provided, that this clause (v) does not prevent a determination that any underlying causes of such changes resulted in a Parent Material Adverse Effect), (vii) the failure of Parent or its subsidiaries to take any action referred to in Section 4.2 due to GT’s unreasonable withholding, delaying or conditioning of its consent or (viii) effects to the extent resulting from any legal proceedings made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) arising out of or related to this Agreement or the Transactions.  For purposes of determining whether a particular change, event, circumstance or effect has a “material adverse effect,” no predetermined formulaic or analogical approach to a determination of materiality shall be considered (for example, a percentage of the value of the aggregate Merger Consideration); rather, the nature and effect of each change, event, circumstance or effect shall be considered along with the detrimental impact on the properties, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, of such change, event, circumstance or effect.  A true and complete list of all of Parent’s subsidiaries, together with the jurisdiction of incorporation or organization of each such subsidiary and the percentage of the outstanding capital stock of each such subsidiary owned by Parent and each other Parent subsidiary, is set forth in Section 3.1 of the Parent Schedule.  Other than with respect to the Parent subsidiaries set forth on Section 3.1 of the Parent Schedule, Parent does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business entity, other than equity interests held for investment that are not, in the aggregate, material to Parent.

Section 3.2 Charter and Bylaws

Each of Parent and Sub has heretofore furnished to GT true and complete copies of its articles of incorporation, as amended, and certificate of incorporation, respectively, and amended and restated bylaws and bylaws, respectively, and those of each other Parent subsidiary (or similar organizational documents), each as amended to date.  Each such articles of incorporation and bylaws (or similar organizational documents), as the case may be, are in full force and effect as of the date of this Agreement.

Section 3.3 Capitalization

The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which a number of shares equal to the number of outstanding shares of Company Common Stock immediately prior to the Effective Time will constitute Parent Preferred Stock at or prior to Closing.  As of June 7, 2012, 83,157,461 shares of Parent Common Stock and no shares of Preferred Stock were issued and outstanding, all of which were validly issued and fully paid and are nonassessable, and none of which issued and outstanding shares were issued in violation of any preemptive or similar rights of any securityholder of Parent.  Except as set forth on Section 3.3 of the Parent Schedule, from January 1, 2011 to the date of this Agreement, Parent has not issued any shares of capital stock or granted any options or warrants covering shares of capital stock.  Except as set forth on Section 3.3 of the Parent Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Parent or any Parent subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent subsidiary.  There are no outstanding contractual obligations of Parent or any Parent subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent subsidiary.  All of the issued and outstanding capital stock or equivalent equity interests of each Parent subsidiary were duly authorized, validly issued and fully paid and are non-assessable and are owned by Parent, directly or through its wholly-owned subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (other than in favor of Parent or any of its wholly-owned subsidiaries); and none of the outstanding shares of capital stock or equivalent equity interests of any Parent subsidiary were issued in violation of any preemptive or similar rights arising by operation of law, or under the charter, bylaws or other comparable organizational documents of any Parent subsidiary or under any agreement to which Parent or any Parent subsidiary is a party.  There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote with Parent’s stockholders, whether together or as a separate class, on any matters on which Parent’s stockholders may vote.  Except as set forth on Section 3.3 of the Parent Schedule, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement, arrangement or other understanding to which Parent is a party or by which Parent is bound with respect to any equity security of any class of Parent.  Section 3.3 of the Parent Schedule sets forth a list of securities convertible into or exchangeable for shares of Parent Common Stock, including the current conversion or exercise price and the conversion or exercise price of such securities after giving effect to the Merger.

Section 3.4 Authority; Due Authorization; Binding Agreement; Approval

(a) Each of Parent and Sub has all requisite corporate or other business entity power and authority to enter into and, subject to the Parent Stockholder Approval, to perform its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Transactions, have been duly and validly authorized by all requisite corporate or other business entity action on the part of each of Parent and Sub other than (i) Parent’s consent to the Merger and adoption of this Agreement, in its capacity as sole stockholder of Sub (which shall be obtained prior to Closing) and (ii) approval by a majority of voting power represented by the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock (voting on an as-converted basis), voting together, of the Amendment (the “Parent Stockholder Approval”).

(c) This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery hereof by GT and the Holder Representative, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d) The Parent Board of Directors, at a meeting duly called and held, and the board of directors of Sub, acting by written consent, have (A) determined that this Agreement and the Transactions, including (in the case of the Parent Board of Directors) the issuance of Parent Preferred Stock and the Amendment, are advisable and in the best interests of Parent and the Parent stockholders, (B) approved this Agreement and the Amendment and (C) resolved to recommend the approval of the Amendment by Parent’s stockholders.

Section 3.5 No Violation; Consents

(a) The execution and delivery of this Agreement by Parent or Sub does not, and the consummation by Parent or Sub of the Transactions (including the adoption of the Amendment and the issuance of Parent Preferred Stock in the Merger), will not, (i) (assuming receipt of the Parent Stockholder Approval) violate the articles of incorporation, as amended, or certificate of incorporation, or amended and restated bylaws or bylaws, or other comparable governing documents of Parent or Sub, respectively, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent or Sub or any of their subsidiaries is a party or by which any of them or any of their respective properties are bound, (iii) (assuming receipt of the Parent Stockholder Approval and that the consents and approvals referred to in Section 3.5(b) are duly and timely made or obtained) violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental authority directed to Parent, Sub or any of their subsidiaries or any of their properties, (iv) result in the triggering, acceleration or increase of any payment to any person pursuant to any “change in control” or similar provision of any contract or agreement that constitutes a Parent Material Contract, or (v) result in the creation or imposition of any lien, charge or encumbrance upon any property of Parent, Sub or any of their subsidiaries pursuant to the agreements and instruments referred to in clause (ii).

(b) Except for (i) compliance with any applicable requirements of (A) the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable U.S. state or federal securities laws or “Blue Sky” laws and (B) the applicable rules of the OTC Bulletin Board or FINRA, or other exchange or listing or quotation service on which the Parent Common Stock is then trading or approved for listing (collectively, the “Applicable Exchange”) in connection with the issuance of shares of Parent Preferred Stock (including the Parent Common Stock into which such Parent Preferred Stock is convertible) pursuant to Section 1.6 and Article VII, (ii) filing or recordation of the Certificate of Designation and merger or other appropriate documents as required by the Nevada Revised Statutes (the “NRS”) or Delaware Law or Applicable Law of other states in which Parent or Sub is qualified to do business, and (iii) such other authorizations, consents, approvals or filings the failure of which to obtain or make have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, no authorization, consent or approval of or filing with any governmental authority is required to be obtained or made by Parent or Sub or any ultimate parent entity or controlling person of Parent for the execution and delivery by either of them of this Agreement or the consummation by either of them of the Transactions.

Section 3.6 Compliance

(a) Neither Parent nor any Parent subsidiary (i) is in violation of its articles of incorporation, bylaws or other equivalent governing documents, as applicable, (ii) is in violation of any Applicable Law or order, judgment or decree of any governmental authority having jurisdiction over it, except that no representation or warranty is made in this Section 3.6 with respect to laws, rules, regulations, orders, judgments or decrees relating to employee benefit, Tax or environmental matters, which are addressed exclusively in Section 3.12, Section 3.13 and Section 3.14, respectively, (iii) is in default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent or any Parent subsidiary is a party or by which any of them or any of their respective properties are bound or (iv) has received a written notice of non-compliance with any Applicable Law, order, judgment or decree of any governmental authority that remains unresolved, except, in the case of clauses (ii), (iii) and (iv), for such violations, defaults or notices that have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent, any subsidiary of Parent, nor, to the knowledge of Parent, any director, officer, agent, employee or other person acting on behalf of Parent or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

(b) Except as has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any governmental authority necessary for Parent and its subsidiaries for the current ownership, lease and operation of their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”) and (ii) to the knowledge of Parent, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any Parent Permit (in each case, with or without notice or lapse of time or both).

Section 3.7 SEC Filings; Financial Statements; Internal Control

(a) Parent has filed all reports, schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents required to be filed by it with the SEC since January 1, 2008 (collectively, the “Parent SEC Reports”).  As of their respective dates, (i) the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been corrected by subsequent filings with the SEC.  No Parent subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act.  There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to the Parent SEC Reports.  No enforcement action has been initiated, or to the knowledge of Parent, is threatened, against Parent relating to disclosures contained in any Parent SEC Report.

(b) The historical financial statements of Parent, together with the related schedules and notes thereto, included in the Parent SEC Reports present fairly, in all material respects (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), the consolidated financial position of Parent and its consolidated subsidiaries at the dates indicated and the consolidated results of operations and consolidated cash flows of Parent and its consolidated subsidiaries for the periods specified; and such historical financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as noted therein or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC.

(c) Parent has designed and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (1) receipts and expenditures are made only in accordance with management’s general or specific authorization, (2) transactions are recorded as necessary to permit preparation of the financial statements of Parent in accordance with GAAP and to maintain accountability for the assets of Parent and its subsidiaries, as applicable, (3) access to such assets is permitted only in accordance with management’s general or specific authorization, (4) the reporting of such assets is compared with existing assets at reasonable intervals, and (5) records are maintained in reasonable detail, accurately and fairly to reflect the transactions and dispositions of Parent and its subsidiaries.  Parent has (1) designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Parent and its subsidiaries is made known to the management of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Parent SEC Reports and (2) disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of the Parent Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (within the meaning of Rule 13a-l5(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.  There is no reason to believe that Parent’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder (“SOX”), without qualification, when next due.  Based on the evaluation of its internal controls and procedures, Parent is not aware of (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) that are reasonably likely to adversely affect the ability of Parent to record, process, summarize and report financial data; or (ii) any fraud, whether or not material, that involves management or other employees who have a role in Parent’s internal controls over financial reporting.

(d) Parent has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K applicable to its principal executive officer, principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. Parent has promptly disclosed any change in or waiver of its code of ethics with respect to any such persons, as required by Section 406(b) of SOX. To the knowledge of Parent, there have been no violations of provisions of such codes of ethics by any such persons since January 1, 2008.

(e) Since January 1, 2008, (i) neither Parent nor any of its subsidiaries nor, to the knowledge of Parent, any officer, director, employee or agent of Parent or any of its subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of either Parent or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that either Parent or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing either Parent or any of its subsidiaries, whether or not employed by either Parent or any of its subsidiaries, has reported evidence of a material violation of Applicable Laws, breach of fiduciary duty or similar violation by either Parent or any of its subsidiaries or their officers, directors, employees or agents to Parent or the Parent Board of Directors or any committee thereof or to any officer of either Parent or any of its subsidiaries.

(f) Eide Bailly LLP, who audited the audited financial statements contained in Parent’s Annual Report on Form 10-K for the year ended December 31, 2011, is an independent registered public accounting firm with respect to Parent within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

(g) Parent has made available (to the extent not available to the public on the SEC’s EDGAR website) to GT each Parent SEC Report, each in the form (including exhibits and any amendments thereto) filed with or furnished to the SEC prior to the date of this Agreement.

Section 3.8 No Undisclosed Liabilities

Except for liabilities and obligations (i) reflected or reserved against in Parent’s consolidated balance sheets or the notes thereto included in the Parent SEC Reports, (ii) arising under this Agreement and the Transactions, (iii) incurred since December 31, 2011 in the ordinary course of business consistent with past practice and (iv) that are not material to Parent under GAAP, neither Parent nor any of its subsidiaries has any liabilities or obligations, whether absolute or contingent, required by GAAP to be reflected or reserved against in Parent’s consolidated balance sheet.  Notwithstanding the foregoing, as of the date hereof Parent has no accrued, past due and owing payroll obligations of any kind.  The total liabilities, whether absolute or contingent (under GAAP or otherwise), of Parent and any of its subsidiaries, individually or on a consolidated basis (other than those liabilities set forth on Section 3.8.1 of the Parent Schedule, to the extent not exceeding $235,000, listing those creditors of Parent that have entered into binding and enforceable agreements to compromise or settle such liabilities and the consideration payable to such creditors in exchange for such compromise and/or settlement (the “Compromised Liabilities”)), is not more than $300,000 (the “Liability Cap”).  A true, complete and correct schedule of such total liabilities is set forth on Section 3.8.2 of the Parent Schedule

Section 3.9 Shell Company

Parent is not and has not been within the last three years a “shell company” as defined under Rule 12b-2 under the Exchange Act.  Parent (i) is subject to the reporting requirements of Section 13 or 15(d) under the Exchange Act, (ii) has filed all reports and other materials required to be filed by Section 13 or 15(d), as applicable, during the preceding 12 months, other than Form 8-K reports, and (iii) has filed current Form 10 information with the SEC, within the meaning of Rule 144(i)(2) and (3) under the Securities Act, insofar as the Parent Preferred Stock and Parent Common Stock are concerned, at least 12 months prior to the date hereof.

Section 3.10 Absence of Certain Changes or Events

From December 31, 2011 until the date of this Agreement, except as contemplated by this Agreement, Parent has conducted its businesses only in the ordinary course and there has not been (i) any event having, individually or in the aggregate, a Parent Material Adverse Effect, (ii) any change by Parent in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of Parent and its consolidated subsidiaries, except insofar as may have been required by a change in GAAP, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Parent or any redemption, purchase or other acquisition for value of any of its capital stock, (iv) any split, combination or reclassification of any capital stock of Parent, (v) any incurrence, assumption or guarantee by Parent of any indebtedness for borrowed money, (vi) any creation or other incurrence by Parent of any lien on any asset securing an amount in excess of $5,000 (other than Permitted Liens and liens securing purchase money obligations created in connection with the acquisition, in the ordinary course of business consistent with past practice, of inventory and office equipment, not exceeding $5,000 in the aggregate), (vii) any material Tax election by Parent or any settlement of any material Tax liability, (viii) any termination or amendment of, or waiver of any material right under, any Parent Material Contract; (ix) any material damage to or destruction or loss of any material asset of Parent (whether or not covered by insurance), (x) other than by expiration of any lease, any sale or other disposition by Parent, in any single or related series of transactions, of assets having a value in excess of $5,000; (xi) any granting by Parent of any increase in compensation or fringe benefits to any employee, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses paid in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any employment, severance, termination or indemnification agreement; (xii) any entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property in excess of $5,000, (xiii) any revaluation for Tax reporting or financial statement purposes by Parent of any of its assets, including writing down or writing off notes or accounts receivable in excess of $5,000, or (xiv) the entering into of any agreement, whether written or oral, to do any of the foregoing.

Section 3.11 Litigation

Except with respect to employee benefit or Tax matters or Environmental Laws, which are addressed exclusively in Section 3.12, Section 3.13 and Section 3.14, respectively, (i) there is no action, suit or proceeding before or by any court or governmental authority now pending, or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries, or any of their respective officers or directors in their capacities as such and (ii) neither Parent nor any of Parent’s properties nor, to the knowledge of Parent, any of Parent’s or its subsidiaries’ officers and directors in their capacities as such, are subject to any order, writ, judgment, decree or injunction of any court or arbitrator or any governmental body, agency or official.

Section 3.12 Employee Benefit Plans

(a) Section 3.12(a) of the Parent Schedule contains a true and complete list of all the “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other employee compensation and benefit plans, agreements, programs, policies or other arrangements or practices maintained by Parent or any of its subsidiaries or any Parent ERISA affiliate or to which Parent or any of its subsidiaries or any Parent ERISA affiliate has contributed or is obligated to contribute or has any present or future liability thereunder (all such plans are referred to as the “Parent Employee Benefit Plans”).  “Parent ERISA affiliate” shall mean any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Parent under Section 414(b), (c), (m) or (o) of the Code.

(b) With respect to each Parent Employee Benefit Plan, Parent has provided to GT a current, accurate and complete copy (or, to the extent no such copy exists, an accurate written description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument and material operational and services agreements; (ii) the most recent determination, opinion or advisory letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by Parent or its subsidiaries to their employees concerning the extent of the benefits provided under a Parent Employee Benefit Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(c) None of Parent or any of its subsidiaries or any other Parent ERISA affiliate maintains or contributes to (or has or had at any time maintained or had any obligation to contribute to) or has or has had any liability with respect to any plan that is covered by Title IV of ERISA.

(d) Each Parent Employee Benefit Plan has been established and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Parent Employee Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified has received a favorable determination, or may rely on an opinion or advisory, letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject Parent or its subsidiaries, either directly or by reason of their affiliation with any member of their Parent ERISA affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Parent Employee Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no “reportable event” (as such term is defined in ERISA Section 4043), “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such terms is defined in ERISA Section 302 and Code Section 412) (whether or not waived) has occurred with respect to any Parent Employee Benefit Plan; and (vi) no Parent Employee Benefit Plan provides retiree welfare benefits except as required under Section 4980B of the Code.

(e) With respect to any Parent Employee Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Parent, threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agencies are pending, in progress or, to the knowledge of Parent, threatened.

(f) Except as provided in Section 3.12 of the Parent Schedule, no Parent Employee Benefit Plan exists that could result in the payment to any present or former employee of Parent or any of its subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Parent or any of its subsidiaries as a result of the transactions contemplated by this Agreement.  Except as provided in Section 3.12 of the Parent Schedule, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(g) All liabilities or expenses in respect of any Parent Benefit Plan (including workers compensation) which have not been paid, have been properly accrued on Parent’s most recent financial statements in compliance with GAAP. All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Parent Benefit Plan, or in accordance with applicable law, as of the date hereof have been timely made or reflected on GT’s financial statements in accordance with GAAP.

Section 3.13 Taxes

(a) Each of Parent, each of its subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all Returns required to be filed in respect of any Taxes, and has timely paid all Taxes shown by such Returns to be due and payable;

(b) Each of Parent and its subsidiaries has established reserves that are adequate in the aggregate for the payment of all material Taxes not yet due and payable with respect to the results of operations of Parent and its subsidiaries through the date hereof, and complied in all material respects with all Applicable Law relating to the payment and withholding of Taxes;

(c) Section 3.13 of the Parent Schedule sets forth the last taxable period through which the federal income Tax Returns of Parent and its subsidiaries have been examined by the IRS or otherwise closed.  Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Parent’s most recent audited financial statements.  No material federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Parent or any of its subsidiaries would be liable, and no material deficiency that has not yet been paid for any such Taxes has been proposed, asserted or assessed against Parent or any of its subsidiaries with respect to any period;

(d) Neither Parent nor any of its subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which Parent or any of its subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to Parent or any of its subsidiaries;

(e) Neither Parent nor any of its subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement;

(f) Parent is not a party to any agreement, contract, or arrangement that would, as a result of the transactions contemplated hereby, result, separately or in the aggregate, in (A) the payment of any “excess parachute payments” within the meaning of Section 280G of the Code by reason of the Merger, (B) the payment of any form of compensation or reimbursement for any Tax incurred by any person arising under Section 280G of the Code, or (C) the payment of any amounts not deductible by Parent, in whole or in part, by reason of Section 162(m) of the Code; and

(g) Neither Parent nor any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

Section 3.14 Environmental Matters

(a) Except as provided in Section 3.14 of the Parent Schedule, there does not exist on any property owned or operated by Parent or any of its subsidiaries (individually a “Parent Property” and collectively, the “Parent Properties”) any condition or conditions that constitute a violation of Applicable Environmental Law and that reasonably could be expected to require or result in a compliance action, response or remediation cost to Parent, either individually or in the aggregate, in excess of $5,000.

(b) Except as provided in Section 3.14 of the Parent Schedule, there are no agreements, consents or administrative orders, injunctions, decrees, judgments, license, administrative rule or guidance, permit conditions, or other directives of any governmental authority based on any Applicable Environmental Law, relating to or that require any investigation, remediation or corrective action of any Parent Property which remain unsatisfied and outstanding, and Parent has not received from any governmental authority or any private or public person or entity any written notice or claim advising Parent that it is or is potentially responsible for damages or response costs under Applicable Environmental Law as a result of Parent’s or its predecessors’ ownership or activities in connection with the Parent Properties, which claim or notice remains uncontested, unsatisfied and/or outstanding.

(c) Parent and, to the knowledge of Parent, each other person that owns, operates or occupies the Parent Properties, has obtained all material permits, licenses, franchises, authorities, consents and approvals, and has made all material filings and maintained all material data, documentation and records necessary for owning and operating the Parent Properties under Applicable Environmental Law, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect.

(d) There are no ongoing, pending or, to the knowledge of Parent, threatened investigations, claims, demands, actions, administrative proceedings, lawsuits or inquiries under Applicable Environmental Law relating to (i) the Parent Properties, or (ii) the restoration, remediation or reclamation of any of the Parent Properties.

(e) There are no third-party commissioned reports of environmental investigations, studies or audits performed within the past five years with respect to any of the Parent Properties in the possession of Parent that Parent has not made available to GT.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, neither Parent nor Sub makes any representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Applicable Environmental Law, except as set forth in this Section 3.14.

Section 3.15 Intellectual Property

Except as have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Parent subsidiary owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property of Parent, and (i) there are no pending or, to the knowledge of Parent, threatened claims by any person alleging infringement by Parent or any of its subsidiaries or with regard to the ownership, validity or use of any Intellectual Property of Parent, (ii) to the knowledge of Parent, the conduct of the business of Parent and its subsidiaries does not infringe any intellectual property rights of any person, (iii) neither Parent nor any of its subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of Parent or any of its subsidiaries, and (iv) to the knowledge of Parent, no person is infringing any Intellectual Property of Parent or any of its subsidiaries.  To the knowledge of Parent, upon the consummation of the Transactions, Parent shall own or have the right to use all Intellectual Property on the same terms and conditions as Parent and its subsidiaries enjoyed prior to such transaction.

Section 3.16 Material Contracts

(a) For purposes of this Agreement, the following shall constitute the “Parent Material Contracts”:

(A) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between Parent and its subsidiaries) relating to indebtedness in an amount in excess of $5,000;

(B) a contract, lease or license pursuant to which Parent or any of its subsidiaries paid amounts in excess of $5,000  within the 12 month period prior to the date of this Agreement;

(C) a contract that to the knowledge of Parent purports to materially limit the right of Parent or any of its affiliates to engage or compete in any line of business in which Parent or its subsidiaries is engaged or to compete with any person or operate in any location;

(D) a contract that creates a partnership or joint venture or similar arrangement (other than a tax partnership) having assets reasonably valued in excess of $10,000;

(E) any acquisition agreement, asset purchase or sale agreement, stock purchase or other similar agreement pursuant to which Parent reasonably expects to incur expenditures in excess of $10,000 during the period ending one year from the date of this Agreement;

(F) any lease by Parent or any of its subsidiaries of any real property, including office leases, under which the annual rental is in excess of $5,000;

(G) any guaranty, direct or indirect, by Parent, of any obligation for borrowings of any other person, other than endorsements made for collection in the ordinary course of business, guarantees by Parent’s subsidiaries of Parent’s obligations and guarantees by Parent of Parent’s subsidiaries’ obligations;

(H) any outsourcing agreement for the performance by third parties of administrative or professional services for or on behalf of Parent or any of the Parent subsidiaries;

(I) any agreement to which any affiliate of Parent is a party that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

(J) any agreement filed by Parent with the SEC (or which should have been filed by Parent) as a material contract as required by Item 601 of Regulation S-K, any terms of which remain executory.

(b) Except as set forth in Section 3.16(b) of the Parent Schedule or filed as an exhibit to the Parent SEC Reports filed after December 31, 2011, there are no other Parent Material Contracts as of the date of this Agreement.  Other than as a result of the expiration or termination of any Parent Material Contract in accordance with its terms, (i) except as has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is valid and binding on Parent and any of its subsidiaries that is a party thereto, as applicable, and in full force and effect, except as the enforceability there of may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law), and except that any indemnity, contribution and exoneration provisions contained therein may be limited by Applicable Law and public policy, (ii) Parent and each of its subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Material Contract and (iii) neither Parent nor any of its subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of its subsidiaries or their counterparties under any such Parent Material Contract.

Section 3.17 Brokers; Transaction Fees

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Sub.

Section 3.18 Business Locations; Bank Accounts

(a) Parent has provided GT a schedule which sets forth the location of the principal place of business and chief executive office of Parent and each Parent subsidiary, together with each field office and other office out of which Parent business is conducted.  The schedule includes a designation of the office or other location where the corporate books and records, including the charter documents, corporate records and books of account of Parent and its subsidiaries, are located.

(b) Parent has provided GT a schedule which sets forth a listing of all bank accounts, depository accounts, securities accounts and other similar accounts of Parent and each Parent subsidiary with any bank, broker or other depository institution and the names of all persons authorized to withdraw funds from each such account.

Section 3.19 Export and Sanctions Laws

Parent and each of its subsidiaries has been in material compliance with all applicable Export and Sanctions Laws.  To the knowledge of Parent, neither Parent nor any of its subsidiaries nor any person controlling Parent is designated on any Denied Party Lists or has engaged in any transaction with or for the benefit of any person that is designated on any Denied Party Lists or that is subject to any Applicable Law prohibitions including Applicable Laws relating to any export sanction or export restriction.

Section 3.20 Insurance

Section 3.20 of the Parent Schedule lists each insurance policy of Parent and its subsidiaries currently in effect. Parent has made available to GT a true, complete and correct copy of each such policy and the binder therefor. With respect to each such insurance policy or binder none of Parent, any of its subsidiaries or, to Parent’s knowledge, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Parent does not know of any occurrence or any event that (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Parent Material Adverse Effect. Section 3.20 of the Parent Schedule describes any self-insurance arrangements affecting Parent or its subsidiaries. To Parent’s knowledge, the insurance policies listed in Section 3.20 of the Parent Schedule include all policies that are required in connection with the operation of the businesses of Parent and its subsidiaries as currently conducted by applicable laws and all agreements relating to Parent and its subsidiaries.

Section 3.21 Labor Matters; Employees

(a) Except as set forth in Section 3.21 of the Parent Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage, lockout or other similar labor controversy actually pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries and, during the past five years, there has not been any such action, (ii) none of Parent or any of its subsidiaries is a party to, bound by, or negotiating any collective bargaining or similar agreement with any labor organization (as that term is defined in the National Labor Relations Act, as amended), or work rules or practices with any labor organization or employee association applicable to employees of Parent or any of its subsidiaries, (iii) none of the employees of Parent or any of its subsidiaries are represented by any labor organization, none of Parent or any of its subsidiaries have any knowledge of any current union organizing activities among the employees of Parent or any of its subsidiaries nor does any question concerning representation exist concerning such employees, and neither Parent nor any of its subsidiaries have experienced any union organizational campaigns, petitions, or other unionization activities within the past three years, (iv) Parent and its subsidiaries have each at all times within the past three years been in material compliance with all Applicable Laws respecting employment and employment practices, equal employment opportunity, wages, labor relations, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other Applicable Law or ordinance, (v) there is no unfair labor practice charge or complaint or any union representation question or certification petition against Parent or any of its subsidiaries pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any similar state or foreign agency and there have been no such charges, complaints, questions or petitions within the past three years, (vi) there are no pending or, to the knowledge of Parent, threatened legal, arbitral or administrative suits, actions, investigations, charges, complaints, demands or other proceedings of any kind and in any forum by or on behalf of any current or former employee of Parent or any of its subsidiaries, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any Applicable Law respecting employment and employment practices, equal employment opportunity, wages, labor relations, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information, and there have been no such proceedings within the past three years, nor are there any grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure concerning Parent or any of its subsidiaries, (vii) there is no current or, to the knowledge of Parent, threatened legal, arbitral or administrative suits, actions, investigations or other proceedings of any kind and in any forum in which any current or former director, officer, employee or agent of Parent or any of its subsidiaries is or may be entitled to indemnification, (viii) Parent and all of its subsidiaries have timely paid or made provision for payment of, and has properly accrued for in its or their financial statements, all accrued salaries, wages, commissions, bonuses, severance pay, vacation, sick, and other paid leave with respect to any current or former employee or on account of employment, (ix) no current or former employee or person claiming to be or have been an employee of Parent or any of its subsidiaries has a right to be recalled, reinstated, or restored to employment under any agreement, law, or policy or practice of Parent or any of its subsidiaries, (x) neither Parent nor any of its subsidiaries is a party to, or otherwise bound by, any order, judgment, decree or settlement with respect to any current or former employee, the terms and conditions of employment, or the working conditions of any employee, (xi) neither Parent nor any of its subsidiaries has, and none are required by Applicable Law to have, an affirmative action plan, (xii) Parent and its subsidiaries have complied with the Older Workers’ Benefit Protection Act with respect to any waivers of liability under the Age Discrimination in Employment Act obtained by it in the last 300 days, (xiii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Parent or any of its subsidiaries, and (xiv) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual or other workplace harassment complaints or demand letters or threatened claims.

(b) Within the past four years, under the WARN Act, none of Parent or any of its subsidiaries has effectuated or experienced (i) a “plant closing” (as defined in the WARN Act), or (ii) a “mass layoff” (as defined in the WARN Act), nor has Parent or any of its subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state or local law similar to the WARN Act.

Section 3.22 Required Stockholder Vote; Dissent Rights

Other than the Parent Stockholder Approval in connection with the Amendment after the Effective Time, no votes of the holders of any class or series of Parent’s capital stock shall be necessary to consummate the Transactions.  Neither Parent nor any stockholder of Parent has any right to demand appraisal of any securities of Parent or rights to dissent that may arise with respect to this Agreement or the Transactions.

Section 3.23 Inventory

Parent’s inventory, whether reflected on Parent’s consolidated balance sheets or not, consists of raw materials and supplies, manufactured and processed parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and, except as has been written down on the face of the balance sheet for the 12 months ended December 31, 2011 (rather than the notes thereto), none of which is slow-moving, obsolete, damaged, or defective.  Any inventory that has been written down has either been written off or written down to its net realizable value.  There has been no change in inventory valuation standards or methods with respect to the inventory in the prior three years.  The quantities of any kind of inventory are reasonable in the current (and the currently foreseeable) circumstances of Parent.  Parent does not hold any items of inventory on consignment from other persons and no other person holds any items of inventory on consignment from Parent.

Section 3.24 Accounts and Notes Receivable

Section 3.24 of the Parent Schedule sets forth an accurate list of the accounts and notes receivable of Parent as of December 31, 2011 and of those generated between December 31, 2011 and the second business day preceding the date hereof, including any such amounts which are not reflected in the balance sheet for Parent and its consolidated subsidiaries as of December 31, 2011.  Receivables from and advances to employees, stockholders and any entities or persons related to or affiliates of such stockholders are separately identified in Section 3.24 of the Parent Schedule. The trade and other accounts receivable of Parent, including without limitation those classified as current assets on the balance sheet for Parent and its consolidated subsidiaries as of December 31, 2011, are legal, valid, and binding obligations of the applicable person enforceable against such person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the rights of creditors, and general principles of equity, represent bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and are collectible in the amounts shown on Section 3.24 of the Parent Schedule, net of reserves reflected in the balance sheet for Parent and its consolidated subsidiaries as of December 31, 2011 with respect to the accounts receivable as of December 31, 2011, and net of reserves reflected in the books and records of Parent (consistent with the methods used in Parent’s and its consolidated subsidiaries’ financial statements as of and for December 31, 2011) with respect to receivables of Parent after December 31, 2011.  No customer or supplier of Parent has any basis to believe that it has or would be entitled to any payment terms other than terms in the ordinary course of business, including any prior course of conduct.

Section 3.25 Properties and Assets

(a) Parent and its subsidiaries own no real property.  Section 3.25 of the Parent Schedule sets forth an accurate list of all real and personal property included in “property and equipment” on the balance sheet for Parent and its consolidated subsidiaries as of December 31, 2011 and all other tangible assets of Parent with a book value in excess of $5,000 (i) owned by Parent as of December 31, 2011 and (ii) acquired since December 31, 2011.  Section 3.25 of the Parent Schedule indicates which properties and assets used in the operation of the businesses of Parent are currently owned by any of Parent’s stockholders or affiliates of either of Parent or such stockholders.  All of the tangible assets, plants, structures, vehicles and other significant machinery and equipment owned or leased by Parent are in good working order and condition, ordinary wear and tear excepted, have been maintained in accordance with standard industry practice and are adequate for the purpose for which they presently are being used or held for use. All properties and fixed assets used by Parent in its business are either owned by Parent or leased.  Parent has good, valid, indefeasible and marketable title to the tangible and intangible assets, personal property and real property owned and used in its business, free and clear of all liens, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, options, preemptive rights, rights of first refusal, reservations, restrictions or other encumbrances or defects in title.

(b) Except as specifically described in Section 3.25 of the Parent Schedule, all uses of the real property leased by Parent conform in all material respects to all Applicable Laws and do not violate any instrument of record or agreement affecting any such property.  Parent has not received any notice or communication from any governmental authority or other person indicating that any condition exists with respect to any of the real property leased by Parent or with respect to the improvements thereon that violates any Applicable Law.  All of the real property owned and leased by Parent is in good, usable and operating condition without the necessity of any major repairs, and all such real properties can be used for their intended purposes without violating any conditional use permit, variance or private restriction.

Section 3.26 Product Liability

No person has made any third-party claim against Parent or its subsidiaries arising out of any personal injury and/or death resulting from the products manufactured, marketed, sold or otherwise provided by, or on behalf of, any of Parent or its subsidiaries.

Section 3.27 Takeover Laws

No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to Parent or Sub is applicable to the Merger or the other transactions contemplated hereby, including without limitation any provisions of the NRS.  Parent is not an “issuing corporation” as defined in Section 78.3788 of the NRS or a “publicly traded corporation” as defined in Section 78.4265 of the NRS.

Section 3.28 Disclosure

Parent has fully provided GT or its representatives with all the information that GT has requested in analyzing whether to consummate the Merger and the other transactions contemplated by this Agreement.  None of the information so provided nor any representation or warranty of Parent or Sub to GT in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.  There is no fact known to Parent which has specific application to GT (other than general economic or industry conditions) and which materially adversely affects or, so far as Parent can reasonably foresee, materially threatens, the business or financial condition of Parent which has not been described in the Agreement or the Schedules hereto or disclosed in writing to GT.

ARTICLE IV

Conduct of Business Pending the Effective Time

Section 4.1 Conduct of GT Business

GT covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of Parent, which may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement or by the schedules hereto, (iii) as required by Applicable Law or (iv) for transactions between or among GT and its subsidiaries or GT Beverage Company, LLC:

(a) the respective businesses of GT and its subsidiaries shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects;

(b) except to the extent required to comply with Applicable Law or as would not reasonably be expected to cause a Seller Material Adverse Effect, GT and each of GT’s subsidiaries shall not amend or otherwise change its certificate of incorporation or bylaws or other equivalent governing documents, as applicable;

(c) GT shall not (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, equity interests, property or otherwise, with respect to any of its equity interests or (B) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire (except in accordance with the terms of securities outstanding on the date hereof), directly or indirectly, any of its equity interests;

(d) GT shall not, and shall not permit any of its subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of such entity; or

(e) GT shall not, and shall not permit any of its subsidiaries (as applicable) to, agree or formally commit to do any of the foregoing.

Section 4.2 Conduct of Parent Business

Parent covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of GT, which may not be unreasonably withheld or delayed, (ii) as contemplated by this Agreement or by the schedules hereto, (iii) as required by Applicable Law or (iv) for transactions between or among Parent and its subsidiaries:

(a) the respective businesses of Parent and the Parent subsidiaries shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects;

(b) except to the extent required to comply with Applicable Law, Parent and each of the Parent subsidiaries shall not amend or otherwise change its articles of incorporation, as amended, or amended and restated bylaws or other equivalent governing documents, as applicable;

(c) Parent shall not, and shall not permit any of the Parent subsidiaries to, issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock or equity interests of Parent or any Parent subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or equity interests (except in accordance with the terms of securities outstanding on the date hereof);

(d) Parent shall not (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, equity interests, property or otherwise, with respect to any of its shares of capital stock or other securities or (ii) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire (except in accordance with the terms of securities outstanding on the date hereof), directly or indirectly, any of its shares of capital stock or other securities;

(e) Parent shall not, and shall not permit its subsidiaries to, (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof, (ii) acquire any material amount of assets, other than in the ordinary course of business, (iii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than Parent or any of its subsidiaries), or make any loans or advances or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter prohibited by this paragraph (e);

(f) Parent shall not, and shall not permit its subsidiaries to, increase the compensation payable to its officers or employees, or enter into any employment or severance agreement with or grant any severance or termination pay to any director, officer or other employee of Parent or any of its subsidiaries, or, except as required by Applicable Law, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(g) Parent shall not, and shall not permit any of its subsidiaries to, make any capital expenditures, except as required on an emergency basis, in any fiscal quarter exceeding its capital expenditure budget (a copy of which is attached hereto as Section 4.2(g) of the Parent Schedule) for such fiscal quarter by more than $5,000, excluding any capital expenditures (i) to repair or replace equipment or inventory necessary to continue its operations in a manner consistent with such operations as of the date of this Agreement, (ii) to the extent covered by insurance proceeds and (iii) in amounts unspent but allowed in any prior quarter;

(h) Parent shall not, and shall not permit any of its subsidiaries to, sell or transfer any Parent Properties or other assets other than (i) sales of supplies, surplus or obsolete equipment or inventory or (ii) sales of other assets in the ordinary course of business;

(i) Parent shall not, and shall not permit any of its subsidiaries to, (i) enter into any Parent Material Contract, “non-compete,” “non-solicit” or similar agreement that would materially restrict the businesses of the Surviving Entity or its subsidiaries or their ability to solicit customers or employees following the Effective Time, or any other agreement that would be material to Parent or any of its subsidiaries or (ii) terminate or amend or otherwise modify in any material respect, except in the ordinary course of business consistent with past practice, or knowingly violate in any material respect the terms of, any Parent Material Contract or other agreement material to Parent or any of its subsidiaries;

(j) Parent shall not, and shall not permit any of its subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of such entity;

(k) Parent shall not, and shall not permit any of its subsidiaries to, change its methods of accounting, including Tax accounting, except in accordance with changes in GAAP as concurred to by Parent’s independent auditors or, as applicable, Tax advisors;

(l) Parent shall not, and shall not permit its subsidiaries to, enter into any agreement pursuant to which any affiliate of Parent is a party that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(m) commence, settle or compromise any litigation, action or proceeding except for (i) settlements involving only monetary remedies with a value not in excess of $5,000 with respect to any individual litigation, action or proceeding or $10,000 in the aggregate and (ii) the commencement of any litigation, action or proceeding in the ordinary course of business consistent with past practice;

(n) Parent shall not, and shall not permit its subsidiaries to, other than in the ordinary course of business consistent with past practice, reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(o) Parent shall not, and shall not permit its subsidiaries to, cancel or permit to lapse any trademarks, trade names, service marks, service names, logos, assumed names, copyrights or patents or applications or registrations thereof that are included in the Intellectual Property of Parent other than in the ordinary course of business consistent with past practice; or

(p) Parent shall not, and shall not permit any of its subsidiaries (as applicable) to, agree or formally commit to do any of the foregoing.

ARTICLE V

Additional Agreements

Section 5.1 Access to Information; Confidentiality

(a) To the extent not restricted by third-party agreement or Applicable Law, each of Parent and GT shall, subject to any necessary third-party approvals, allow the other party and its officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors reasonable access during normal business hours, at such party’s sole risk and expense, to all facilities, properties, personnel, books and records of Parent or GT and their respective subsidiaries, as applicable; provided, that no investigation pursuant to this Section 5.1 shall affect any representation or warranty given by any party hereunder; and provided, further, that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement.  Each of Parent and GT agree to conduct its investigation in a manner that does not interfere unreasonably with the other party’s or its subsidiaries’ or affiliates’ operations and with the prompt and timely discharge by such party’s employees of their duties.  Each of Parent and GT agrees to indemnify and hold the other party and its subsidiaries and affiliates harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any representative of such party, and any loss, damage to or destruction of any property owned by such other party or its subsidiaries or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the parties’ representatives during any visit to the business or property sites of GT or Parent or their respective subsidiaries or affiliates, as the case may be, prior to the completion of the Merger, whether pursuant to this Section 5.1 or otherwise.  Notwithstanding the foregoing, no party shall be required to provide access to or otherwise disclose information if such information is subject to, or such access or disclosure would jeopardize, the attorney-client privilege, work product doctrine or other applicable privilege concerning legal proceedings or governmental investigations or which it is required to keep confidential by reason of contract or agreement with third parties or by reason of Applicable Law.

(b) Any information obtained by the Parent Parties or GT or their respective directors, officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors under this Section 5.1 shall be subject to the confidentiality and use restrictions contained in that certain letter agreement between GT and Parent dated February 17, 2012 (the “LOI”).

Section 5.2 No Solicitation

(a) Each of Parent and GT agrees that none of it, its subsidiaries or any of the officers and directors of it or its subsidiaries shall, and that it shall cause its and such subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, (i) initiate, solicit or knowingly encourage any inquiry, proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving Parent (in the case of Parent) or GT (in the case of GT) or any of its subsidiaries, or any purchase or sale of 20% or more of the consolidated assets (including stock of its subsidiaries) of Parent (in the case of Parent) or GT (in the case of GT) and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, such person’s equity securities that, if consummated, would reasonably be expected to result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of such person’s total voting power (or of the surviving parent entity in such transaction) (any such inquiry, proposal, offer or transaction, an “Acquisition Proposal”), (ii) have any discussion with or provide any confidential information to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal or (iv) approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement or agree to do any of the foregoing related to any Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, GT or the GT Board of Directors may (i) engage or participate in negotiations or discussions with, or provide any information to, any person in response to an unsolicited Acquisition Proposal if (A) the GT Board of Directors concludes in good faith after consultation with its legal advisors that such Acquisition Proposal constitutes or reasonably could be expected to lead to a Superior Proposal and (B) prior to providing any confidential information to any person in connection with an Acquisition Proposal by any such person, GT receives from such person an executed confidentiality agreement having provisions that are substantially similar to (or more restrictive than) those of the LOI and (ii) withdraw, modify, qualify or fail to make (or propose to withdraw, modify or qualify) the GT Recommendation or approve or recommend (or propose to approve or recommend) any Acquisition Proposal or letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any Acquisition Proposal (a “Change in the GT Recommendation”) if and only if the GT Board of Directors concludes in good faith after consultation with its legal advisors that its failure to make such a Change in the GT Recommendation would be inconsistent with its fiduciary obligations.  “Superior Proposal” means an Acquisition Proposal (1) that the GT Board of Directors determines, in good faith, would reasonably be expected to result in a transaction that is more favorable to the stockholders of GT than the transactions provided for in this Agreement and (2) as to which the GT Board of Directors concludes after consultation with its legal advisors that the failure to engage or participate in negotiations or discussions with, or provide information to, the person making such proposal would be inconsistent with its fiduciary obligations.  Upon receipt of any unsolicited Acquisition Proposal, Parent or GT, as applicable, will promptly provide written notice to such other party advising such other party of the identity of the person making the unsolicited Acquisition Proposal, the material terms and conditions of the Acquisition Proposal and of such other party’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person.  Parent or GT, as applicable, will furnish such other party with any written information furnished to such person within 24 hours of the time such information was so furnished.

(c) Each of Parent and GT agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any person (other than GT or Parent, as the case may be) conducted heretofore with respect to any Acquisition Proposal.

(d) Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from making any required disclosure to the stockholders of Parent if, in the good faith judgment of the Board of Directors after consultation with legal advisors, failure to do so would constitute a violation of Applicable Law, including any disclosure to the Parent stockholders required by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act.

(e) In addition to the obligations of Parent and GT set forth in this Section 5.2, each of Parent and GT as promptly as practicable shall advise such other person orally and in writing of any request received by such person for information which such person reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by such person with respect to, or which such person reasonably believes would lead to, any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry.  Each of Parent and GT will keep such other person informed in all material respects of the status and details (including, without limitation, material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

Section 5.3 Directors’ and Officers’ Indemnification and Insurance

(a) The certificate of incorporation and bylaws of the Surviving Entity and the organizational documents of each of its subsidiaries and controlled affiliates shall contain provisions no less favorable to the persons covered thereby with respect to exculpation, indemnification and advancement of expenses than are set forth in the certificate of incorporation and bylaws (or similar organizational documents) of GT and its subsidiaries as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of GT or any of its subsidiaries or controlled affiliates in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement), unless such modification is required by Applicable Law.

(b) From and after the Effective Time, Parent shall, to the fullest extent permitted under Applicable Law, indemnify, hold harmless and advance expenses to each present and former director, officer, employee, fiduciary and agent of GT and each of its subsidiaries and controlled affiliates (collectively, the “GT Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including, without limitation, any claim arising out of this Agreement or any of the Transactions), whether occurring before or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, for a period of six years after the Effective Time, in each case to the fullest extent permitted under Applicable Law (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances required under Applicable Law).  In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Parties may retain counsel (including local counsel) satisfactory to them, the reasonable fees and expenses of which shall be paid by Parent promptly after statements therefor are received and (ii) Parent shall use reasonable best efforts in the vigorous defense of any such matter; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further, that Parent shall not be obligated pursuant to this subsection (b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of Parent; and provided, further, that, in the event that any claim for indemnification is asserted or made prior to the Effective Time or within such six-year period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim. Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.3(b).

(c) From and for a period of six years after the Effective Time, the Surviving Entity shall maintain in effect the current directors’ and officers’ liability insurance policies maintained by GT (provided, that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Entity be required to expend pursuant to this Section 5.3(c) more than an amount per year equal to 300% of current annual premiums paid by GT for such insurance and, in the event the cost of such coverage shall exceed that amount, the Surviving Entity shall purchase as much coverage as possible for such amount.

(d) In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 5.3(d).

(e) In the event that the Surviving Entity should fail, at any time from and after the Effective Time, to comply with any of the foregoing obligations set forth in this Section 5.3(e), for any reason, Parent shall be responsible therefor and hereby agrees to perform such obligations unconditionally without regard to any defense or other basis for nonperformance which the Surviving Entity may have or claim (except as would be prohibited by Applicable Law), it being the intention of this subsection (e) that the officers, directors, employees, fiduciaries and agents of GT and its subsidiaries and controlled affiliates shall be fully indemnified and that the provisions of this subsection (e) be a primary obligation of Parent and not merely a guarantee by Parent of the obligations of the Surviving Entity.

(f) The obligations of Parent and the Surviving Entity under this Section 5.3(f) shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 5.3(f) applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 5.3(f) applies shall be third-party beneficiaries of this Section 5.3(f)).  The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the charter or bylaws (or similar organization documents) of Parent or its subsidiaries or controlled affiliates, under Delaware Law or otherwise.

Section 5.4 Notification of Certain Matters

GT shall give prompt notice to Parent, and Parent shall give prompt notice to GT, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of GT, Parent or Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it hereunder; provided, however, that no failure by GT to provide a required notice under this Section 5.4 with respect to any matter that would not result in a failure of the condition set forth in Section 6.2(a) shall result in a failure of the condition set forth in Section 6.2(b); provided, further, that no failure by Parent to provide a required notice under this Section 5.4 with respect to any matter that would not result in a failure of the condition set forth in Section 6.3(a) shall result in a failure of the condition set forth in Section 6.3(b).

Section 5.5 Governmental Filings; Efforts

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the Transactions, and (iii) vigorously defending or contesting any litigation or administrative proceeding that would otherwise prevent or materially restrain or delay the consummation of the Transactions.

(b) Each of GT and Parent (and, as applicable, Sub) shall promptly notify the other of any communication concerning this Agreement or the Transactions to that party or its affiliates from any governmental authority and permit the other to review in advance any proposed communication concerning this Agreement or the Transactions to any governmental authority.

(c) Each of GT and Parent (and, as applicable, Sub) shall not participate or agree to participate in any meeting or discussion with any governmental authority in respect of any filing, investigation or other inquiry concerning this Agreement or the Transactions unless it consults with the other in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate in such meeting or discussion.

(d) Each of GT and Parent (and, as applicable, Sub) shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any government or regulatory authority or members of any such authority’s staff on the other hand, with respect to this Agreement and the Transactions.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.5, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other Transaction, each of GT and Parent (and, as applicable, Sub) shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other Transaction.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.5 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.5.

Section 5.6 Public Announcements

Neither Parent nor GT (nor any of their respective subsidiaries) shall issue any press release or otherwise make any public disclosures or statements (including Current Reports on Form 8-K, press conferences or conference calls with investors or analysts) with respect to this Agreement or the Transactions without prior written consent of GT or Parent, as the case may be, except as may be required by Applicable Law, in which case the party required to make the release, disclosure or announcement shall allow the other party reasonable time to comment on such release, disclosure or announcement in advance of such issuance.

Section 5.7 Parent Guarantee

Parent agrees to take all action necessary to cause Sub to perform all of Sub’s, and the Surviving Entity to perform all of the Surviving Entity’s, agreements, covenants and obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.  Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Sub in this Agreement and for any breach of this covenant.

Section 5.8 Rule 16b-3

Prior to the Effective Time, Parent and Parent’s Board of Directors and any committees thereof shall use their reasonable best efforts to take all actions to cause any acquisitions of Parent Preferred Stock and Parent Common Stock (including derivative securities with respect thereto) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.

Section 5.9 Schedule 14F

Prior to Closing Date Parent shall, with the cooperation of GT, file with the SEC and transmit to all holders of record of securities of Parent who would be entitled to vote at a meeting for election of directors of Parent, at least 10 days prior to the Closing Date a Schedule 14F (the “Schedule 14F”).  Parent shall use its reasonable best efforts to cooperate with GT in preparing the Schedule 14F and shall provide GT all information (which Parent represents shall be true, complete and correct) relating to Parent and other information in Parent’s or its affiliates’ possession necessary to complete the Schedule 14F in a timely manner.

Section 5.10 Parent Directors

Parent’s Board of Directors shall (i) select and appoint, effective as of the Effective Time, those directors selected by GT to the Parent Board of Directors to fill any vacancies in the Parent Board of Directors and (ii) decrease the number of members of the Parent Board of Directors to five.

Section 5.11 Legend

The stock certificates representing the Merger Consideration shall bear the following legend (or such similar legend used by Parent at the time of the Closing):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO BAZI INTERNATIONAL, INC. IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED, EXCEPT FOR TRANSFERS PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.”

Parent may, unless a registration statement is in effect covering such shares, place stock transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.

Section 5.12 Stockholder Action by Written Consent; Information Statement

In lieu of calling a meeting of Parent’s stockholders, after the Closing Parent will, as permitted by Applicable Law, seek approval and adoption of an amendment to Parent’s articles of incorporation, as amended, by written consent, to provide for a number of authorized shares of Parent Common Stock to permit the conversion of the Parent Preferred Stock to Parent Common Stock and to otherwise fulfill its commitments to issue Parent Common Stock under its benefit plans or otherwise (the “Amendment”).  Such approval will be sought so that such consent will be obtained and effective on the 21st day after the date the information statement  relating to the adoption of the Amendment (the “Information Statement”) is first sent or given to Parent stockholders in accordance with Rule 14c-2(b) under the Exchange Act.  In connection with such action by written consent, Parent will (a) as promptly as reasonably practicable after the Closing prepare and file with the SEC the preliminary Information Statement and use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as reasonably practicable the Information Statement, and (b) otherwise comply with all legal requirements applicable to approvals by its stockholders of the Amendment.

Section 5.13 Compromised Liabilities

Within 20 days of the date hereof, an executive officer of Parent shall provide to GT an updated Section 3.8.1 of the Parent Schedule setting forth the Compromised Liabilities (which shall not exceed $235,000) and Section 3.8.2 of the Parent Schedule setting forth all other liabilities (which shall not exceed $300,000 plus any amounts then due and owing and incurred in the ordinary course of business consistent with past practice to keep Parent current in its filings with the SEC), certified as true, complete and correct by such executive officer, together with supporting documentation therefor, and, if (i) (x) such Compromised Liabilities do not exceed $235,000 and such total liabilities do not exceed $300,000 (plus any amounts then due and owing and incurred in the ordinary course of business consistent with past practice to keep Parent current in its filings with the SEC) and (y) the creditors and the type and amount consideration listed on such updated Section 3.8.1 of the Parent Schedule are substantially consistent with those set forth on Section 3.8.1 of the Parent Schedule as of the date hereof and (ii) each of Parent and Sub (x) has complied with all covenants and provisions of this Agreement and (y) is not in breach of any of its representations and warranties hereunder, within 10 days thereafter GT shall loan funds (not to exceed $235,000) (subject to agreement on the terms of such loan mutually acceptable to GT and Parent) sufficient for Parent to satisfy such Compromised Liabilities set forth on the updated Section 3.8.1 of the Parent Schedule.  Subject to the receipt of such funds from GT (with respect to any such creditors receiving cash consideration), Parent shall satisfy such Compromised Liabilities within 30 days from the date hereof in accordance with the terms of the agreements governing such Compromised Liabilities to which Parent is a party, and provide evidence of such satisfaction to GT as promptly as reasonably practicable thereafter.

Section 5.14 No Changes to Bylaw Amendment

Parent shall not modify, amend or repeal in any manner the Bylaw Amendment.

Section 5.15 Notice to Holders of Senior Notes

As promptly as practicable after the date hereof Parent will give notice of this Agreement and the Transactions to holders of the Senior Notes, in accordance with the terms and conditions of such Senior Notes.  Parent shall promptly inform GT in writing if any of such holders of Senior Notes have demanded the right to cause Parent to pay all amounts due and owing under such Senior Notes in accordance with their respective terms.

Section 5.16 Notice to Holders of Stock Options

Parent will give timely notice of this Agreement and the Transactions to holders of options or other outstanding awards under the 2003 Stock Incentive Plan, as amended, in accordance with the terms and conditions of such plan.

Section 5.17 Regulatory Actions

Parent shall make all regulatory filings required to ensure that the Parent Preferred Stock and Parent Common Stock to be issued in connection with the Merger will (to the extent required) be exempt from registration or qualification under the securities law of every state of the United States in which any registered stockholder of GT has an address of record on the record date for determining the stockholders entitled to notice of and to vote on the adoption of this Agreement and the Transactions; provided, however, that Parent shall not be required to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or to file a general consent to service of process in any jurisdiction.

Section 5.18 Further Assurances

Each of the parties hereto will use their reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article VI).  After Closing, each of the parties hereto will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to each party all of the respective properties, titles, interests, estates and privileges intended to be assigned, delivered or to inure to the benefit of such party in consummation of the Transactions.  Further, Parent will take all appropriate actions to preserve Parent’s tax loss carry forwards.

ARTICLE VI

Conditions to the Merger

Section 6.1 Conditions to the Obligations of Each Party to Effect the Merger

The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver by the Parent Parties and GT of the following conditions:

(a) no statute, rule or regulation shall have been enacted or promulgated by any governmental authority that prohibits the consummation of the Merger, and no order or injunction of a court of competent jurisdiction shall be in effect preventing the consummation of the Merger;

(b) each holder of Company Common Stock shall have completed and returned to Parent or GT a questionnaire substantially in the form of Annex B, together with any other additional certifications or documents reasonably required by either Parent or GT; and

(c) the GT Stockholder Approval shall have been obtained.

Section 6.2 Conditions to the Obligations of Parent and Sub

The obligations of Parent and Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of GT in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or a Seller Material Adverse Effect) has not had and is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect; provided, however, that the representations and warranties of GT set forth in the first two sentences of Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.5(a)(i), Section 2.15 and Section 2.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(b) GT shall have performed in all material respects all of its covenants required to be performed by it under this Agreement at or prior to the Closing Date; and

(c) Parent shall have received a certificate signed on behalf of GT by an executive officer of GT to the effect that the conditions in clauses (a) and (b) above have been so satisfied.

Section 6.3 Conditions to the Obligations of GT

The obligations of GT to effect the Merger are also subject to the satisfaction or waiver by GT on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of Parent and Sub in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect) has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that the representations and warranties of Parent and Sub set forth in the first two sentences of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5(a)(i), Section 3.8 (as supplemented by Section 5.13), Section 3.9, Section 3.17, Section 3.22 and Section 3.27 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(b) each of Parent and Sub shall have performed in all material respects all of its covenants required to be performed by it under this Agreement at or prior to the Closing Date;

(c) GT shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions in clauses (a) and (b) above have been so satisfied;

(d) GT and Parent shall have received resignations from each director of the Parent Board of Directors (other than those directors appointed under Section 5.10), effective as of or prior to the Effective Time, resigning from the Parent Board of Directors and all other positions at Parent and its subsidiaries, in form and substance satisfactory to GT, and the directors selected by GT under Section 1.5 and Section 5.10 shall have been appointed to the Parent Board of Directors;

(e) GT shall have received the Registration Rights Agreement, with such changes thereto as Parent and GT shall have mutually agreed upon, which shall have been executed by Parent and the Holder Representative;

(f) GT shall have completed the financial statements of GT and its subsidiaries and other entities and completed or obtained, as the case maybe, all related documents and consents necessary to meet the requirements of Item 9.01 of SEC Form 8-K, as determined by GT in its sole discretion;

(g) GT, Ashworth Holdings and Dan Ashworth shall have terminated or restructured that certain Option Agreement (the “Ashworth Option Agreement”), dated as of March 15, 2012 among GT, Ashworth Holdings, LLC and Dan Ashworth, on terms and conditions satisfactory to GT in its sole discretion;

(h) Parent, at GT’s election, shall have (i) terminated that certain Purchase Agreement, dated as of June 21, 2011, between Lincoln Park Capital Fund, LLC and Parent, and all other related agreements, without any further obligations or liabilities thereunder or otherwise and (ii) received a waiver of any and all breaches or violations of such agreements by Parent, in each case on terms and conditions satisfactory to GT in its sole discretion;

(i) The total liabilities, whether absolute or contingent (under GAAP or otherwise), of Parent or any of its subsidiaries, individually or on a consolidated basis, as of the Closing Date do not exceed the Liability Cap (excluding the Compromised Liabilities, to the extent not exceeding $235,000, and any amounts then due and owing and incurred in the ordinary course of business consistent with past practice to keep Parent current in its filings with the SEC);

(j) All of Parent’s 10% Senior Secured Convertible Notes (the “Senior Notes”) shall have converted into shares of Parent Common Stock in accordance with their terms, with none of the holders of such Senior Notes (or the collateral agent) having at any time (i) declared a default or claimed a violation or breach of the terms of such Senior Notes or related documents, (ii) exercised or attempted to exercise any remedies under the Senior Notes or related documents, or (iii) elected to cause Parent to pay all amounts due and owing under any Senior Notes in accordance with the terms thereof, and (A) all liens securing any collateral for the benefit of the Senior Notes or their respective holders shall have been released and (B) at the election of GT, holders of the Senior Notes (and, if applicable, the collateral agent) shall have waived any and all defaults under the Senior Notes;

(k) The agreements relating to the Compromised Liabilities (as determined under Section 5.13) shall be in full force and effect, such Compromised Liabilities shall not be in excess of $235,000 and Parent shall have settled such Compromised Liabilities in accordance with their respective terms;

(l) Each beneficiary of a registration rights agreement with Parent requiring Parent to file or maintain a registration statement to provide for the offer and sale of any Parent securities, which registration statement has not been so filed or maintained, shall have either waived such person’s rights under the applicable agreement, or the requisite number of persons shall have agreed to terminate such agreement, or amend any such agreement to eliminate Parent’s liabilities and obligations under such agreement, on terms and conditions satisfactory to GT in its sole discretion.

(m) All limitations under that certain Placement Agency Agreement, dated February 1, 2010, between John Thomas Financial, Inc. and Parent, on the number of directors on the Parent Board of Directors and rights granted to the persons specified therein to attend board meetings or appoint any directors to the Parent Board of Directors shall have been terminated or otherwise expired;

(n) GT shall have been satisfied with its examination and diligence investigation of Parent, and its business, assets, financial condition and results of operations, in GT’s sole discretion;

(o) Parent shall have received all consents and approvals set forth on Section 6.3(l) of the Parent Schedule;

(p) Parent’s legal counsel, Gary Agron, shall have delivered to GT a legal opinion in form and substance acceptable to GT;

(q) Parent shall have provided any requisite notices of the Merger to holders of Senior Notes and other outstanding securities;

(r) The Certificate of Designation, in the form attached hereto as Annex C, with such changes thereto as Parent and GT shall have mutually agreed upon, shall have been filed and accepted by the Nevada Secretary of State and shall be in full force in effect in accordance with its terms; and

(s) there shall not have occurred a Parent Material Adverse Effect.

ARTICLE VII

Indemnification

Section 7.1 Survival

The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing as specified in Section 10.1.

Section 7.2 Indemnification

Effective at and after the Closing, Parent hereby agrees that if (i) the representations and warranties of Parent in the last two sentences of Section 3.8 (as supplemented in accordance with Section 5.13) are not true and correct as of the Closing Date and/or (ii) the total liabilities, whether absolute or contingent (under GAAP or otherwise), of Parent or any of its subsidiaries, individually or on a consolidated basis, as of the Closing Date exceeds the Liability Cap (excluding the Compromised Liabilities, to the extent not exceeding $235,000, and any amounts due and owing as of the Closing Date and incurred in the ordinary course of business consistent with past practice to keep Parent current in its filings with the SEC), Parent shall, subject to compliance with all Applicable Laws, issue, on a pro rata, as converted to Parent Common Stock (without taking into account any limits on conversion) basis, an aggregate number of validly issued, fully paid and nonassessable shares of Parent Common Stock to the holders of Parent Preferred Stock and shares of Parent Common Stock into which such Parent Preferred Stock converted, determined by dividing such excess amount (reduced by, to the extent of any duplication, any previously determined excess amounts for which shares of Parent Common Stock have been issued hereunder) by the last reported sale price of a share of Parent Common Stock on the OTC Bulletin Board (or other Applicable Exchange, or if not so traded, listed or quoted, at such price as determined by the Parent Board of Directors in good faith) prior to the assertion of such breach or excess by the Holder Representative (or, if applicable, as determined by the Parent Board of Directors as promptly as practicable after such assertion).  Parent agrees to take, as promptly as practicable, any and all actions, including seeking the approval of its stockholders to increase the number of authorized shares of Parent Common Stock so as to satisfy its obligations hereunder.  The recipients of the Merger Consideration and their permitted transferees are intended third party beneficiaries of this Article VII.

Section 7.3 Direct Claim Procedures

In the event of a claim for indemnity under Section 7.2 against Parent, the Holder Representative agrees to give prompt notice in writing of such claim to Parent.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Holder Representative).  The failure to so notify Parent shall not relieve Parent of its obligations hereunder, except to the extent such failure shall have prejudiced Parent.

Section 7.4 Exclusive Remedy

After the Closing, this Article VII will provide the exclusive remedy for any and all claims under this Agreement or any certificate delivered pursuant hereto, except remedies for common law fraud pursuant to claims asserted only against the persons committing such common law fraud or with respect to matters for which the remedy of specific performance or injunctive relief are available.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.1 Termination

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of Parent and GT;

(b) by Parent or GT, if:

(i) the Merger shall not have been consummated on or before October 15, 2012 (the “Outside Date”); provided, however, that neither Parent, on the one hand, nor GT, on the other hand, shall be entitled to terminate this Agreement under this clause (b)(i) if, in the case of Parent, Parent’s or Sub’s or, in the case of GT, GT’s material breach of any of its representations, warranties or covenants in this Agreement proximately caused the Merger not to have been consummated on or before such date; or

(ii) a court of competent jurisdiction or other governmental authority shall have issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that the party seeking to terminate this Agreement pursuant to this clause (b)(ii) shall have complied in all material respects with its obligations in Section 5.5.

(c) by Parent, if GT shall have breached or failed to perform any of its representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b)are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure to GT and (B) the Outside Date; provided, that Parent shall have no right to terminate this Agreement pursuant to this clause (c) if Parent or Sub is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement.

(d) by GT, if:

(i) Parent or Sub shall have breached or failed to perform any of their representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.3(a) or 6.3(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure to Parent and (B) the Outside Date; provided, that GT shall not have the right to terminate this Agreement pursuant to this clause (d)(i) if GT is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement;

(ii) prior to obtaining the GT Stockholder Approval, the GT Board of Directors shall have (A) effected or authorized a Change in GT Recommendation or (B) authorized GT to enter into a binding definitive agreement in respect of a Superior Proposal; or

(iii) GT elects to terminate this Agreement and shall have paid to Parent the GT Termination Fee.

Section 8.2 Effect of Termination

(a) Except as set forth in Section 8.2(b), in the event that the Effective Time does not occur as a result of any party hereto exercising its rights to terminate pursuant to this Article VIII, then this Agreement shall be null and void and, except for the provisions in Section 5.1(b), Section 5.6, Section 5.7, Section 8.2, Section 8.3, Section 10.1, Section 10.3, Section 10.5, Section 10.6, Section 10.7, Section 10.8, Section 10.9, Section 10.10 and Section 10.11, the last sentence of Section 9.1 (and related provisions) or as otherwise expressly provided herein, no party shall have any rights or obligations under this Agreement.

(b) In the event the termination of this Agreement results solely from the willful and material breach of any agreement or covenant herein, then the Parent Parties or GT, as the case may be, but subject to Section 8.3(b), shall be entitled to all remedies available at law or in equity (which, in the case of damages payable to GT, may be based on the consideration payable to GT pursuant to this Agreement and may include the benefit of the bargain lost by GT, taking into consideration relevant matters including lost stockholder premium, other combination opportunities and the time value of money) and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled; provided, however, that except as provided in this Section 8.2 and in Section 10.8, no party hereto shall be entitled to recover from another party or its affiliates any indirect, consequential, punitive or exemplary damages or damages for lost profit of any kind arising under or in connection with this Agreement or the Transactions contemplated hereby.  Subject to the preceding sentence, each party on its own behalf and on behalf of its affiliates waives any right to recover punitive, special, exemplary and consequential damages, including damages for lost profit, arising in connection with or with respect to this Agreement or the Transactions contemplated hereby.

Section 8.3 Fees and Expenses

(a) If GT terminates this Agreement pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii), Parent terminates this Agreement pursuant to Section 8.1(c) or this Agreement is terminated by either GT or Parent pursuant to Section 8.1(b)(i) solely because the GT Stockholder Approval has not been obtained by the Outside Date, then GT shall pay to Parent a fee of $235,000 (the “GT Termination Fee”); provided, however, that the parties will credit against such amount (i) any outstanding indebtedness owed by Parent or its subsidiaries to GT or any of its subsidiaries or affiliates and (ii) amounts loaned to Parent under Section 5.13 in connection with the Compromised Liabilities.  Such amount (to the extent any such credits are not sufficient to offset the GT Termination Fee in full) shall be paid in cash by wire transfer in immediately available funds not later than the time (i) GT provides notice to Parent of its election to terminate this Agreement under Section 8.1(d)(ii) or Section 8.1(d)(iii) or (ii) within five business days after termination of this Agreement (x) if Parent terminates this Agreement under Section 8.1(c) or (y) if Parent or GT terminates this Agreement under Section 8.1(b)(i) solely because the GT Stockholder Approval has not been obtained by the Outside Date.  In no event shall Parent be entitled to receive more than one payment of the GT Termination Fee.

(b) Anything in this Agreement to the contrary notwithstanding, in the event the Transactions are not consummated, (i) the maximum aggregate liability of Parent and its subsidiaries or affiliates for all loss or damage suffered by GT and its respective subsidiaries or affiliates in connection with this Agreement or the Transactions shall be limited to $75,000, and in no event shall GT or any of its subsidiaries or affiliates seek recovery or judgment for any damages against Parent and its subsidiaries or affiliates in connection with this Agreement or the Transactions in excess of such amount and (ii) the maximum aggregate liability of GT and its respective subsidiaries or affiliates for all loss or damage suffered by Parent and its subsidiaries or affiliates in connection with this Agreement or the Transactions shall be limited to $75,000, and in no event shall Parent and its subsidiaries or affiliates seek recovery or judgment for any damages against GT and its respective subsidiaries or affiliates in connection with this Agreement or the Transactions in excess of such amount.

(c) All fees and expenses incurred in connection with the Merger (including brokerage or similar fees and legal and accounting fees and disbursements), this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(d) On the Closing Date, promptly after the Effective Time Parent shall pay to the Holder Representative cash in the amount of the estimated fees and expenses, as determined in good faith by the Holder Representative, that have been or may be incurred by the Holder Representative on behalf of GT and the holders of Company Common Stock in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, which shall not exceed $10,000 (the “Holder Allocable Expenses”).  The Holder Representative shall use such cash to pay the Holder Allocable Expenses.

(e) The parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  Each of the parties hereto further acknowledges that neither the payment of the amounts by GT specified in Section 8.3(a) or Section 8.3(b) nor the payment of the amounts by Parent specified in Section 8.3(b) is a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent and Sub or GT in the circumstances in which such fees are payable and that do not involve a willful and material breach as described in Section 8.2(b) for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  Notwithstanding anything to the contrary in this Agreement, the parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 10.8 shall be the sole and exclusive remedies of (A) GT and its respective subsidiaries against Parent and Sub and any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated except, with respect to Parent and Sub only, in the case of a willful and material breach as described in Section 8.2(b), and upon payment of such amount, none of Parent or Sub or any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except, with respect to Parent and Sub only, in the case of a willful and material breach as described in Section 8.2(b) and (B) Parent and Sub against GT and its subsidiaries and any of their respective former, current or future stockholders, managers, employees, representatives, members, directors, officers, affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated except, with respect to GT and its respective subsidiaries only, in the case of a willful and material breach as described in Section 8.2(b), and upon payment of such amount, none of GT and its subsidiaries or any of their respective former, current or future stockholders, managers, employees, representatives, members, directors, officers, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except, with respect to GT and its respective subsidiaries only, a willful and material breach as described in Section 8.2(b).

Section 8.4 Amendment

This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that after the GT Stockholder Approval has been obtained, no amendment shall be made that by law requires the further approval of GT’s stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.5 Waiver

At any time prior to the Effective Time, the Parent Parties, on one hand, or GT, on the other hand, may (i) extend the time for the performance of any obligation or other act of GT or the Parent Parties, respectively, hereto, (ii) waive any inaccuracy in the representations and warranties of GT or the Parent Parties, respectively, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein applicable to GT or the Parent Parties, respectively.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

Holder Representative

Section 9.1 Holder Representative

By virtue of the approval of the Merger by the stockholders of GT, the holders of Company Common Stock (or Parent Preferred Stock and underlying Parent Common Stock, as the case may be) are deemed to have acknowledged their agreement to be bound by this Article IX, and hereby appoint MKM Capital Advisors, LLC as the representative to act on behalf of the holders of Company Common Stock (or Parent Preferred Stock and underlying Parent Common Stock, as the case may be) for certain limited purposes, as specified herein (the “Holder Representative”).  Such holders hereby grant the Holder Representative a power of attorney to act on their behalf in connection with the transactions contemplated by this Agreement, including executing documents, making all elections and decisions to be made by holders of Company Common Stock (or Parent Preferred Stock and underlying Parent Common Stock, as the case may be) in connection with the Merger, both prior to and following the Closing Date, giving and receiving notices on behalf of the holders of Company Common Stock (or Parent Preferred Stock and underlying Parent Common Stock, as the case may be) and otherwise exercising all rights of holders of Company Common Stock (or Parent Preferred Stock and underlying Parent Common Stock, as the case may be) on their behalf, including the assertion of any rights to Parent Common Stock under Article VII or any rights under the Registration Rights Agreement. The Representative may be removed by action of those holders of Company Common Stock (or Parent Preferred Stock and underlying Parent Common Stock, as the case may be) representing 80% of such outstanding shares (voting, as applicable, on an as-converted basis) and such removal shall be effective upon written notice to the Holder Representative and Parent. If the Holder Representative (i) is removed by the stockholders, (ii) dies or terminates its legal existence (if not an individual), (iii) becomes legally incapacitated, or (iv) resigns from its position as Holder Representative, then holders of Company Common Stock (or Parent Preferred Stock and underlying Parent Common Stock, as the case may be) representing 80% of such outstanding shares (voting, as applicable, on an as-converted basis) shall, as promptly as practicable thereafter, appoint a replacement Holder Representative, which replacement Holder Representative shall be reasonably acceptable to Parent. Such appointment shall be effective upon delivery of at least two business days prior written notice to Parent and, thereafter, the replacement Holder Representative shall be deemed to be the Holder Representative for all purposes of this Agreement. Any obligation of Parent to take any action in respect of the Holder Representative shall be suspended during any period that the position of Holder Representative is vacant. Any successor to the Holder Representative shall succeed the Holder Representative as Holder Representative hereunder, and all references to the Holder Representative in this Agreement shall be deemed to refer to such successor from and after the appointment thereof. If for any reason there is no Holder Representative at any time, all references herein to the Holder Representative shall be deemed to refer to the holders of Company Common Stock (or Parent Preferred Stock and underlying Parent Common Stock, as the case may be). No bond shall be required of the Holder Representative.  All of the immunities and powers granted to the Holder Representative under this Agreement shall survive the Closing or the termination of this Agreement. The holders of Company Common Stock (or Parent Preferred Stock and underlying Parent Common Stock, as the case may be) further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Holder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any stockholder.  All of the immunities and powers granted to the Holder Representative under this Agreement shall survive the Closing or the termination of this Agreement.

Section 9.2 Authority and Rights of the Holder Representative; Limitations on Liability

The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act on behalf of the holders of Company Common Stock (or Parent Preferred Stock and underlying Parent Common Stock, as the case may be), except as expressly provided herein.  Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to estimate and determine the amounts of Holder Allocable Expenses.  The Holder Representative shall at all times be entitled to rely on any directions received from a majority of the issued and outstanding shares of Company Common Stock (or Parent Preferred Stock and Parent Common Stock received upon conversion thereof, voting together on an as-converted basis (without taking into account any limits on conversion), as applicable).  The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such persons.  The Holder Representative shall incur no liability to any person with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such persons.  Notwithstanding any provision to the contrary hereunder, the Holder Representative shall have no liability or obligation of any nature under this Agreement to any party hereto or any third party beneficiary hereof or any stockholder of Parent or GT, other than as a result of a breach of its representation set forth in Section 9.3.  Each holder of Company Common Stock (or Parent Preferred Stock and underlying Parent Common Stock, as the case may be) shall severally indemnify and hold the Holder Representative harmless from and against any loss, damage or deficiencies (except as result from the Holder Representative’s gross negligence or willful misconduct) that the Holder Representative may suffer or incur in connection with any action taken by the Holder Representative, and each such person shall bear its pro rata portion of such loss, damage or deficiency. The Representative shall have reasonable access to information about Parent and the Surviving Entity and the reasonable assistance of Parent and the Surviving Entity’s officers and employees for purposes of performing the Holder Representative’s duties and exercising the Holder Representative’s rights hereunder, provided that the Holder Representative shall (i) treat confidentially and not disclose any nonpublic information from or about Parent and the Surviving Entity to anyone (except on a need to know basis to the Holder Representative’s retained advisors for such matter who agree to treat such information confidentially), and (ii) not have access to materials or information access to which by the Holder Representative could result in the loss of attorney-client privilege by Parent.

Section 9.3 Representations and Warranties

(a) The Holder Representative has been duly formed and is validly existing as a limited liability company under the laws of the State of Delaware. The Holder Representative has all requisite power and authority to execute and deliver this Agreement.

(b) The execution and delivery by the Holder Representative of this Agreement to which it is, or is specified to be, a party, and the performance by the Holder Representative of its obligations hereunder do not and will not conflict with, violate any provision of, any applicable law, rule or regulation applicable to, or the organizational documents of, the Holder Representative.

ARTICLE X

General Provisions

Section 10.1 Survival

Parent’s representations and warranties in the last two sentences of Section 3.8 and the agreements in Article I, Article VII, Article IX and Article X and Section 5.3, Section 5.7, Section 5.11, Section 5.12, Section 5.13, Section 5.14, Section 5.17 and Section 5.18 of this Agreement shall survive the Merger.  Section 5.1(b), Section 5.6, Section 5.7, Section 8.2, Section 8.3, Section 10.1, Section 10.3, Section 10.5, Section 10.6, Section 10.7, Section 10.8, Section 10.9, Section 10.10 and Section 10.11 of this Agreement and the last sentence of Section 9.1 (and related provisions) shall survive the termination of this Agreement.  The remainder of the representations, warranties and agreements in this Agreement or in any schedule, exhibit, instrument or other document delivered pursuant to this Agreement shall terminate at the earlier of the Effective Time or the time of termination of this Agreement pursuant to Section 8.1.

Section 10.2 Scope of Representations and Warranties

(a) Except as and to the extent expressly set forth in this Agreement, GT makes no, and disclaims any, representations or warranties whatsoever, whether express or implied, and Parent and Sub confirm they are not relying upon any such representation or warranty not expressly set forth in this Agreement.  GT disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Sub, Parent, their affiliates or any equityholder, investor or potential investor, as the case may be, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Sub, Parent or their affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of GT or any other person or contained in the files or records of GT), wherever and however made, including any documents, projections, forecasts or other material made available to Parent and its subsidiaries in certain “data rooms” or management presentations in expectation of the Transactions.

(b) In connection with the investigation by Parent of GT and its subsidiaries, Parent has received or may receive from GT and its subsidiaries certain projections, forward-looking statements and other forecasts and business plan information.  Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that, absent fraud or willful misrepresentation, Parent shall have no claim against anyone with respect thereto. Accordingly, Parent acknowledges that GT makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

(c) Except as and to the extent expressly set forth in this Agreement, neither Sub nor Parent makes, and each disclaims, any representations or warranties whatsoever, whether express or implied, and GT confirms they are not relying upon any such representation or warranty not expressly set forth in this Agreement.  Each of Sub and Parent disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to GT, its affiliates or any stockholder, investor or potential investor, as the case may be, officer, director, manager, employee, representative, consultant, attorney, agent, lender or other advisor of GT or its affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of Sub or Parent or any other person or contained in the files or records of Parent or Sub), wherever and however made, including any documents, projections, forecasts or other material made available to GT and its subsidiaries in certain “data rooms” or management presentations in expectation of the Transactions.

(d) In connection with the investigation by GT of Parent and its subsidiaries, GT has received or may receive from Parent and its subsidiaries certain projections, forward-looking statements and other forecasts and business plan information.  GT acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that GT is familiar with such uncertainties, that GT is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that, absent fraud or willful misrepresentation, GT shall have no claim against anyone with respect thereto. Accordingly, GT acknowledges that Parent makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

(e) Any representation “to the knowledge” of a party or phrases of similar wording shall be limited to matters within the actual conscious awareness of the persons listed on Section 10.2 of the Seller Schedule and Section 10.2 of the Parent Schedule.

Section 10.3 Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.3):

if to Parent or Sub:

Bazi International, Inc.
c/o Gary Agron
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
Telephone: (303) 770-7254
Telecopy: (303) 770-7257

with a copy, which shall not constitute notice, to:

Gary Agron
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
Telephone: (303) 770-7254
Telecopy: (303) 770-7257

if to GT:

GT Beverage Company, Inc.
One Technology Drive, Suite C515
Irvine, California 92618
Attention: President and Chief Executive Officer
Telephone: (949) 281-2605

with a copy, which shall not constitute notice, to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Attention:	Patrick Hurley
J. Josh Clayton
Telephone: (713) 220-8132
Telecopy: (713) 236-0822

if to the Holder Representative:

MKM Capital Advisors, LLC
28 West 44th Street, 16th Floor
New York, NY 10036
Attention:	David Skirloff
Telephone: (212) 520.1717
Telecopy: (646) 429-1411

with a copy, which shall not constitute notice, to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Attention:	Patrick Hurley
J. Josh Clayton
Telephone: (713) 220-8132
Telecopy: (713) 236-0822

Section 10.4 Certain Definitions

For purposes of this Agreement:

(a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

(b) a person shall be the “beneficial owner” of any securities (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, whether or not of record, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities;

(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any weekday other than Saturday or Sunday on which banking institutions in New York, New York are required to be open;

(d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “governmental authority” means any United States of America or foreign, federal, state or local governmental commission, board, body, bureau, committee or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing;

(f) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

(g) “reasonable best efforts” means a party’s efforts in accordance with reasonable commercial practice and without incurrence of unreasonable expense; and

(h) “subsidiary” or “subsidiaries” of GT, the Surviving Entity, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries; provided, however, that GT Beverage Company, LLC shall not be deemed a subsidiary of GT.

Section 10.5 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the fullest extent possible.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.6 Entire Agreement; Assignment

This Agreement, the Seller Schedule, the Parent Schedule and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except that Section 5 and Section 7 of the LOI shall remain in full force and effect.  This Agreement shall not be assigned by operation of law or otherwise.

Section 10.7 Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the right of such party on behalf of its security holders to pursue damages in the event of the other party’s willful breach of this Agreement and other than the rights set forth under 0 and, from and after the Effective Time, Section 5.8 and Article VII (all of which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.8 Specific Performance

The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  No party shall object to the other parties’ right to specific performance as a remedy for breach of this Agreement.

Section 10.9 Governing Law; Jurisdiction and Venue

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Delaware Court of Chancery.  Each of GT, Parent and Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery for any litigation arising out of or relating to this Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Court of Chancery and agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum.

Section 10.10 Headings

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.11 Interpretation

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

(b) The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 7, 2012.

(c) Any statute, rule or regulation defined or referred to herein means such statute, rule or regulation as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, rules and regulations and references to all attachments thereto and instruments incorporated therein.

(d) The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.12 Incorporation of Exhibits

The exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 10.13 Disclosure Schedules

The inclusion of any information in the Seller Schedule or the Parent Schedule (collectively, the “Disclosure Schedules”) shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to Parent, Sub or GT, as the case may be, nor shall the specification of any dollar amount in the Disclosure Schedules be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any Disclosure Schedule) is or is not material for purposes of this Agreement.  The headings, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.  The Disclosure Schedules are arranged in sections corresponding to those contained herein merely for convenience.  The parties acknowledge that this Agreement requires the inclusion (i) in each separate section of the Seller Schedule the disclosure of all information called for by the corresponding section herein, without regard for the fact that the same information may be called for in two or more sections herein and therefore should be disclosed on two or more sections of the Seller Schedule, and (ii) in each separate section of the Parent Schedule the disclosure of all information called for by the corresponding section herein, without regard for the fact that the same information may be called for in two or more sections herein and therefore should be disclosed on two or more sections of the Parent Schedule. Notwithstanding the foregoing (y) if despite GT’s reasonable good faith efforts to comply with such requirement, GT includes disclosure of certain information in one or more but less than all sections of the Seller Schedule that call for the disclosure of such information, and the relevance of the information to the section(s) in which it is not disclosed is reasonably apparent on the face of the disclosure in the section(s) where such information is disclosed, then GT shall be deemed to have disclosed such information in the sections of the Seller Schedule where such information is not disclosed and the failure of GT to include such information in the appropriate section(s) of the Seller Schedule shall not constitute an inaccuracy of representation or breach of warranty, and (z) if despite Parent’s reasonable good faith efforts to comply with such requirement, Parent includes disclosure of certain information in one or more but less than all sections of the Parent Schedule that call for the disclosure of such information, and the relevance of the information to the section(s) in which it is not disclosed is reasonably apparent on the face of the disclosure in the section(s) where such information is disclosed, then Parent shall be deemed to have disclosed such information in the sections of the Parent Schedule where such information is not disclosed and the failure of Parent to include such information in the appropriate section(s) of the Parent Schedule shall not constitute an inaccuracy of representation or breach of warranty.  The Disclosure Schedules include matters set forth in documents referenced in the Schedules but do not purport to disclose any agreements, contracts or instruments entered into pursuant to the terms of this Agreement.

Section 10.14 Counterparts

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Sub, GT and the Holder Representative have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BAZI INTERNATIONAL, INC.

By:	/s/ Deborah K. Wildrick
Name:	Deborah K. Wildrick
Title:	Chief Executive Officer

BAZI ACQUISITION SUB INC.

By:	/s/ Deborah K. Wildrick
Name:	Deborah K. Wildrick
Title:	Chief Executive Officer

GT BEVERAGE COMPANY, INC.

By:	/s/ Dan Kerker
Name:	Dan Kerker
Title:	Chief Financial Officer

MKM CAPITAL ADVISORS, LLC

By:	/s/ David Skirloff
Name:	David Skirloff
Title:	Portfolio Manager

[Signature page to Agreement and Plan of Merger]

Annex A

REGISTRATION RIGHTS AGREEMENT

BETWEEN

BAZI INTERNATIONAL, INC.

AND

MKM CAPITAL ADVISORS, LLC

DATED AS OF [________________], 2012

REGISTRATION RIGHTS AGREEMENT dated as of [_____________], 2012 (this “Agreement”), between BAZI INTERNATIONAL, INC., a Nevada corporation (the “Company”), and MKM CAPITAL ADVISORS, LLC, a Delaware limited liability company, for the benefit of Holders (as defined below) (the “Holder Representative”).

WHEREAS, this Agreement is made in connection with that certain Agreement and Plan of Merger, dated as of June [__], 2012 (the “Merger Agreement”), among the Company, Bazi Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company, GT Beverage Company, Inc., a Delaware corporation (“GT”), and the Holder Representative.

WHEREAS, it is a condition to the closing of the transactions contemplated by the Merger Agreement that the parties hereto desire to enter into this Agreement to grant registration rights to Holders and their respective transferees as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

1. Definitions

As used in this Agreement, the following terms shall have the following respective meanings:

“Agreement” shall have the meaning assigned to it in the introductory paragraph of this Agreement.

“Business Day” or “business day” means any day other than (a) a Saturday or Sunday or (b) a day on which banks are authorized or required to be closed in New York, New York; provided, however, that any determination of a Business Day relating to a securities exchange or other securities market means a Business Day on which such exchange or market is open for trading.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation or other corporate reorganization).

“Company” shall have the meaning assigned to it in the introductory paragraph of this Agreement, and includes any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GT” shall have the meaning assigned to it in the recitals of this Agreement.

“GT Common Stock” means the common stock of GT, par value $0.001 per share.

“Holder” means, subject to Section 13.5, holders of GT Common Stock that receive or received beneficial ownership of Preferred Stock pursuant to the Merger Agreement, so long as they hold any Registrable Shares, or any other Person that is the beneficial owner of Common Stock or Preferred Stock as a result of the sale, assignment or other transfer of Common Stock or Preferred Stock originally issued by the Company to such holders of GT Common Stock or of Common Stock issuable or issued upon the conversion or exercise of any securities originally issued by the Company to holders of GT Common Stock that are convertible into or exercisable for Common Stock.

“Holders’ Counsel” means counsel selected by Holders beneficially owning a majority of Registrable Shares on an as-converted to Common Stock basis without regard to any conversion limits.

“Inclusive Registration Statement” has the meaning assigned to it in Section 2.1(a) of this Agreement.

“Inspectors” shall have the meaning assigned to it in Section 6.9 of this Agreement.

“Merger Agreement” shall have the meaning assigned to it in the recitals of this Agreement.

“Other Shares” means at any time those shares of Common Stock which do not constitute Primary Shares or Registrable Shares.

“Person” shall include all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions thereof.

“Preferred Stock” means the preferred stock of the Company designated as Series A Convertible Preferred Stock and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation or other corporate reorganization).

“Primary Shares” means at any time the authorized but unissued shares of Common Stock or shares of Common Stock held by the Company in its treasury.

“Registrable Shares” means at any time, with respect to any Holder, the shares of Common Stock and Preferred Stock beneficially owned by, or issuable to, such Holder, upon original issuance of such shares or the securities that are convertible into or exchangeable for such shares, as the case may be, and at all times subsequent thereto, including upon the transfer thereof by the original holder or any subsequent holder, subject to Section 13.5, and any shares or other securities issued in respect of such Registrable Shares because of or in connection with any stock dividend, stock distribution, stock split, purchase in any rights offering or in connection with any exchange for or replacement of such Registrable Shares or any combination of shares, recapitalization, merger or consolidation, or any other equity securities issued pursuant to any other pro rata distribution with respect to Common Stock and Preferred Stock. As to any particular Registrable Shares, once issued, such Registrable Shares shall cease to be Registrable Shares when (a) a registration statement with respect to the sale by a Holder of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (b) such securities shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, (c) such securities may be sold to the public in accordance with Rule 144 (or any successor provision) under the Securities Act where no conditions of Rule 144 (or any successor provision) are then applicable (other than the holding period requirement in paragraph (d)(1)(ii) of Rule 144 (or any successor provision) so long as such holding period requirement is then satisfied at such time) and such Holder of such securities does not then beneficially own more than 2% of such class of securities, (d) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or any state securities or “blue sky” law then in force, or (e) such securities shall have ceased to be outstanding.

“SEC” means the Securities and Exchange Commission.

“Securities Act” or “Act” means the Securities Act of 1933, as amended.

“Selling Investor” means any Holder that sells or proposes to sell Registrable Shares pursuant to a registration statement hereunder.

2. Demand Registration

2.1 If the Company shall be requested in writing by the Holder Representative, on behalf of Holders beneficially owning at least 50% of all outstanding Registrable Shares on an as-converted to Common Stock basis without regard to any conversion limits (or by such Holders directly), to effect a registration under the Securities Act of Registrable Shares in accordance with this Section 2, then the Company shall promptly (but in no event later than five days following receipt thereof) give written notice of such proposed registration to Holders and shall offer to include (subject to the terms of this Agreement) in such proposed registration any Registrable Shares requested to be included in such proposed registration by the requesting Holders and such Holders who respond in writing to the Company’s notice within 15 days after delivery of such notice (which response shall specify the number of Registrable Shares proposed to be included in such registration by each such Holder and the intended method of distribution, which may be pursuant to a shelf registration). Such written registration request shall specify the approximate number of Registrable Shares requested to be registered and the anticipated per share price range for such offering, if applicable. The Company shall promptly use its best efforts to effect such registration on an appropriate form under the Securities Act of the Registrable Shares which the Company has been so requested to register; provided, however, that the Company shall not be obligated to effect any registration under the Securities Act except in accordance with the following provisions:

(a) the Company shall not be obligated to file more than (i) three registration statements in total pursuant to this Section 2 plus (ii) one additional registration statement, when specified pursuant to a request delivered under this Section, registering all Registrable Shares (including any shares of Common Stock into which any shares of Preferred Stock then outstanding and constituting Registrable Shares are convertible), subject to Section 2.3 (the “Inclusive Registration Statement”);

(b) the Company shall not be obligated to file or cause to be declared effective any registration statement during any period in which (i) any other registration statement (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto) pursuant to which Primary Shares are to be or were sold has been filed and not withdrawn or has been declared effective, or a “shelf take-down” under a then-effective shelf registration statement for Primary Shares has occurred, in each case within the prior 180 days pursuant to which any “lock-up” restrictions have been imposed on the Company prohibiting such registration (provided, that the Company shall use its best efforts to achieve a shorter period or to have such restrictions released in less than 180 days) or (ii) the Company has determined in good faith that the filing of a registration statement would require the disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, such filing to be delayed until the date which is 90 days after such request for registration pursuant to this Section 2; provided, that the Company may only so delay the filing or effectiveness of a registration statement pursuant to this Section 2.1(b)(ii) on one occasion during any 12-month period; and

(c) with respect to the registration pursuant to this Section 2, the Company may include in such registration any Primary Shares or Other Shares; provided, however, that if the managing underwriter advises the Company in writing that the inclusion of all Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration would adversely affect the successful marketing (including pricing) of all such securities, then the number of Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration shall be included in the following order:

(i) First, the Registrable Shares held by all Selling Investors, pro rata based upon the number of Registrable Shares owned by each such Selling Investor at the time of such registration on an as-converted to Common Stock basis without regard to any conversion limits;

(ii) Second, the Primary Shares; and

(iii) Third, the Other Shares.

2.2 Holder or Holders requesting a registration through the Holder Representative or directly pursuant to this Section may, in the notice delivered pursuant to Section 2.1 or in connection with any “shelf take-down” under such registration statement, elect that such registration or offering, as the case may be, cover an underwritten offering. Upon such election, Selling Investors holding a majority of the Registrable Shares held by all such Selling Investors on an as-converted to Common Stock basis without regard to any conversion limits shall elect one or more nationally recognized firms of investment banks to act as the managing underwriters and shall select any additional investment banks to be used in connection with such offering, provided that such investment banks must be reasonably satisfactory to the Company. The Company shall, together with Selling Investors, enter into a customary underwriting agreement with such underwriters.

2.3 A requested registration under this Section 2 may be rescinded by written notice to the Company by the Holder Representative on behalf of Selling Investors holding a majority of the Registrable Shares to be included in such registration on an as-converted to Common Stock basis without regard to any conversion limits (or by such Selling Investors directly) under the following circumstances:

(i) If such registration statement is rescinded prior to the filing date, such rescinded registration shall not count as a registration statement initiated pursuant to this Section 2 for purposes of Section 2.1;

(ii) If such registration statement is rescinded after the filing date but prior to its effective date, such rescinded registration shall not count as a registration statement initiated pursuant to this Section 2 for purposes of Section 2.1 if the Selling Investors or the Holder Representative (x) have reimbursed the Company for all out-of-pocket expenses incurred by the Company in connection with such rescinded registration or (y) (1) reasonably believed that the registration statement contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading, (2) notified the Company of such fact and requested that the Company correct such alleged misstatement or omission and (3) the Company has refused to correct such alleged misstatement or omission; and

(iii) A registration shall not count as a registration statement initiated pursuant to this Section 2 for purposes of Section 2.1 unless it becomes effective and either (1) the Selling Investors are able to sell at least 80% of each class of Registrable Shares sought to be included in such registration statement or (2) such registration statement is kept effective for at least 180 days prior to such rescission notice.

3. Piggyback Registration

If at any time the Company proposes for any reason to register Primary Shares or Other Shares under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto), whether for its own account or for the account of one or more stockholders of the Company, on any form that would also permit the registration of Registrable Shares, or (to the extent inclusion of Registrable Shares is permitted by applicable laws, rules and regulations) to offer Primary Shares or Other Shares pursuant to a “shelf take-down,” the Company shall promptly give written notice to the Holder Representative and Holders of its intention to so register or offer the Primary Shares or Other Shares and, upon the written request, given within 15 days after delivery of any such notice by the Company, of Holders to include in such registration Registrable Shares held by such Holders (which request shall specify the number of Registrable Shares of such Holders proposed to be included in such registration or offering), the Company shall use its best efforts to cause all such Registrable Shares to be included in such registration or offering on the same terms and conditions as the securities otherwise being sold in such registration or offering; provided, however, that if at any time after giving written notice of its intention to register or offer any securities, and prior to the effective date of the registration statement or filing of the preliminary prospectus supplement filed in connection with such registration or offering, as the case may be, the Company shall determine for any reason not to proceed with the proposed registration or offering of the securities to be sold by it, the Company may, at its election, give written notice of such determination to the Holder Representative and the Selling Investors and, thereupon, shall be relieved of its obligation to register or offer any Registrable Shares in connection with such registration or offering; provided further, however, that if the managing underwriter advises the Company that the inclusion of all Registrable Shares or Other Shares proposed to be included in such registration or offering would interfere with the successful marketing (including pricing) of the Primary Shares or Other Shares proposed to be registered or offered by the Company, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration or offering shall be included in the following order:

3.1 First, the Primary Shares or Other Shares, as applicable; and

3.2 Second, the Registrable Shares held by all Selling Investors, pro rata based upon the number of Registrable Shares owned by each such Selling Investor at the time of such registration or offering, as the case may be, on an as-converted to Common Stock basis without regard to any conversion limits.

In connection with any underwritten offering under this Section 3, the Company shall not be required to include Registrable Shares in such underwritten offering unless Selling Investors accept the terms of the underwriting of such offering that have been agreed upon between the Company and the underwriters selected by the Company, including without limitation, the underwriting agreement and the fees and expenses in connection therewith.

4. S-3 Registrations

If (i) the Holder Representative, on behalf of Holders beneficially owning at least 50% of all outstanding Registrable Shares on an as-converted to Common Stock basis without regard to any conversion limits (or such Holders directly), requests that the Company file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of the Registrable Shares held by such Holders, and (ii) the Company is entitled to use Form S-3 or any successor thereto to register such shares, then the Company shall use its best efforts to register under the Securities Act on Form S-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such notice, the number of shares of Registrable Shares specified in such notice.  Whenever the Company is required by this Section 4 to use its best efforts to effect the registration of Registrable Shares, each of the procedures and requirements of Section 2 (including but not limited to the requirement that the Company notify Holders from whom notice has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration or offering in connection therewith. Notwithstanding anything to the contrary contained herein, no request may be made under this Section 4 within six months after the effective date of a registration statement filed by the Company or the occurrence of a “shelf take-down” under a then-effective registration statement covering a firm commitment underwritten public offering in which Holders of Registrable Shares shall have been entitled to join pursuant to Section 2 or 3 in which there shall have been effectively registered or sold, as the case may be, all Registrable Shares as to which registration shall have been requested pursuant to which any “lock-up” restrictions have been imposed on the Company prohibiting such registration (provided, that the Company shall use its best efforts to achieve a shorter period or have such restrictions released in less than six months). There is no limitation on the number of registrations pursuant to this Section 4 that the Company is obligated to effect.

5. Expenses

The Company shall bear the expense of any registrations effected pursuant to Sections 2, 3 and 4 of this Agreement including, without limitation, all registration and filing fees, fees and expenses of complying with securities and blue sky laws, printing expenses, and fees and expenses of the Company’s counsel and accountants, including without limitation expenses of any audits incident to or required by any such registrations, and the reasonable fees and expenses of the Holders’ Counsel, but excluding any underwriters’ or brokers’ discounts or commissions, transfer taxes (to the extent that such taxes are required by law to be paid by the Selling Investors) and the fees of any counsel to any Selling Investor, other than the Holders’ Counsel (it being understood that the fees and expenses of any underwriter and such underwriter’s counsel shall be the responsibility of such underwriter and the Selling Investors).

6. Preparation and Filing

If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to use its best efforts to effect the registration of any Registrable Shares under the Securities Act, the Company shall, as expeditiously as practicable:

6.1 with respect to a registration under Sections 2, 3 and 4 of this Agreement, use its best efforts to cause a registration statement that registers such Registrable Shares to become and remain effective for a period of 180 days or until all of such Registrable Shares have been disposed of (if earlier); provided, however, that the Company may discontinue any registration of its securities that is being effected pursuant to Section 3 hereof at any time prior to the effective date of the registration statement relating thereto; provided further, that if the Inclusive Registration Statement is a “shelf” registration statement pursuant to Rule 415 under the Securities Act or successor rule, then the Company shall be required to use its best efforts to cause such registration statement to remain effective for a period of two years, exclusive of any periods when such registration statement is not so effective;

6.2 furnish, at least 10 business days before filing a registration statement that registers such Registrable Shares, a prospectus relating thereto or any amendments or supplements relating to such a registration statement or prospectus, to the Holder Representative, to any Selling Investors and to the Holders’ Counsel, copies of all such documents proposed to be filed with the SEC (it being understood that such 10-business-day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances);

6.3 prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for at least the periods set forth in this Agreement or until all of such Registrable Shares have been disposed of (if earlier) and to comply with the provisions of the Securities Act with respect to the registration of the sale or other disposition of such Registrable Shares;

6.4 notify in writing the Holder Representative and Selling Investors promptly (i) of the receipt by the Company of any notification with respect to any comments by the SEC with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the SEC for the amending or supplementing thereof or for additional information with respect thereto, (ii) of the receipt by the Company of any notification with respect to the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

6.5 use its best efforts to register or qualify such Registrable Shares covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the Holder Representative or any Selling Investor reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Selling Investor to consummate the disposition in such jurisdictions of the Registrable Shares owned by such Selling Investor; provided, however, that the Company will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required so to do but for this Section 6.5;

6.6 furnish to the Holder Representative and each Selling Investor on a timely basis, such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Holder Representative and such Selling Investor may reasonably request in order to facilitate the public sale or other disposition of such Registrable Shares; provided, however, that the Company shall have no such obligation to furnish copies of a final prospectus if the conditions of Rule 172(c) under the Securities Act are satisfied by the Company; provided further, that if a final prospectus is not timely filed by the Company with the SEC in accordance with Rule 172(c) (without regard to any cure period provided by such rule) then, upon the written request of the Holder Representative or the Selling Investor, the Company shall furnish such number of copies of a final prospectus as the Holder Representative or such Selling Investor shall reasonably request;

6.7 use its best efforts to cause such Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Registrable Shares;

6.8 notify the Holder Representative and each Selling Investor at any time when a prospectus relating to such Registrable Shares is required to be delivered under the Securities Act within the appropriate period mentioned in Section 6.1, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, included an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

6.9 make available pursuant to a confidentiality and non-use agreement for inspection by any counsel to any Selling Investor and the Holders’ Counsel or any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such underwriter (collectively, the “Inspectors”), all pertinent financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such registration statement;

6.10 use its best efforts to obtain from its independent certified public accountants “comfort” letters in customary form and at customary times and covering matters of the type customarily covered by comfort letters;

6.11 use its best efforts to obtain from its counsel an opinion or opinions in customary form;

6.12 provide a transfer agent and registrar (which may be the same entity and which may not be the Company) for such Registrable Shares;

6.13 issue to any underwriter to which any Selling Investor may sell shares in such offering certificates evidencing such Registrable Shares; provided, however, that the Company shall have the right to approve any such underwriter in connection with an underwritten offering pursuant to Section 2 hereof, with such approval not to be unreasonably withheld, and the Company shall have the right to select such underwriter in connection with an underwritten offering pursuant to Section 3 hereof;

6.14 list such Registrable Shares on any national securities exchange on which any shares of the Common Stock or Preferred Stock, as applicable, are listed, or if the Common Stock or Preferred Stock is not then listed on a national securities exchange, use its best efforts to qualify such Registrable Shares for inclusion on such national securities exchange as Holders of a majority of such Registrable Shares of such class of stock shall request;

6.15 otherwise use its best efforts to comply with all applicable rules and regulations of the SEC and, if required under such rules and regulations, make available to its security holders, as soon as reasonably practicable, earnings statements (which need not be audited) covering a period of 12 months beginning within three months after the effective date of the registration statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act;

6.16 use its best efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby; and

6.17 use its best efforts to make available its senior executive and financial officers to participate at the reasonable request of any underwriter in marketing presentations to potential investors.

7. Indemnification

7.1 In connection with any registration of any Registrable Shares under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless the Holder Representative and each Selling Investor, its officers and directors, each underwriter, broker or any other Person acting on behalf of the Holder Representative and such Selling Investor and each other Person, if any, who controls any of the foregoing Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities, joint or several (or actions in respect thereof), to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the registration statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein or otherwise filed with the SEC, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse the Holder Representative and such Selling Investor, such officer or director, such underwriter, such broker or such other Person acting on behalf of the Holder Representative and such Selling Investor and each such controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, preliminary prospectus, final prospectus, amendment, supplement or document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by the Holder Representative, such Selling Investor or underwriter specifically for use in the preparation thereof or (ii) offers or sales by such Selling Investor “by means of” (as defined in Securities Act Rule 159A) a “free writing prospectus” (as defined in Securities Act Rule 405) that was not authorized in writing by the Company; provided, further, that with respect to any prospectus, the foregoing indemnity shall not inure to the benefit of (a) any underwriter or, in the case of a registration statement filed with respect to an offering which is not an underwritten offering, any Selling Investor, from whom the Person asserting any losses, claims, damages and liabilities and judgments purchased Registrable Shares or (b) any Person controlling such underwriter or Selling Investor, if (i) a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was required by law to have been delivered by such underwriter or Selling Investor (as applicable), (ii) the prospectus had not been sent or given by or on behalf of such underwriter or Selling Investor (as applicable), (iii) the prospectus had not been sent or given by or on behalf of such underwriter or Selling Investor (as applicable) to such Person with or prior to entry into the contract of sale of the Registrable Shares with such Person, (iv) the prospectus (as so amended and supplemented) would have cured the defect giving rise to such loss, claim, damage, liability or judgment and (v) such failure to deliver the prospectus (as so amended and supplemented) was not the result of noncompliance by the Company with Section 6.6 hereof.

7.2 In connection with any registration of Registrable Shares under the Securities Act pursuant to this Agreement, each Selling Investor shall indemnify and hold harmless (in the same manner and to the same extent as set forth in the preceding paragraph of this Section) the Holder Representative and the Company, each director of the Company, each officer of the Company who shall sign such registration statement, each underwriter, broker or other Person acting on behalf of the Company, each Person who controls any of the foregoing Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each other Selling Investor under such registration statement (i) with respect to any statement or omission from such registration statement, any preliminary prospectus or final prospectus contained therein or otherwise filed with the SEC, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company or such underwriter through an instrument duly executed by Selling Investor (or by the Holder Representative on behalf of Seller Investor) specifically for use in connection with the preparation of such registration statement, preliminary prospectus, final prospectus, amendment, supplement or document, (ii) arises out of or is based upon offers or sales by such Selling Investor “by means of” (as defined in Securities Act Rule 159A) a “free writing prospectus” (as defined in Securities Act Rule 405) that was not authorized in writing by the Company and (iii) in the event that a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was required by law to have been delivered by such Selling Investor and (A) the prospectus had not been sent or given by or on behalf of such Selling Investor, (B) the prospectus had not been sent or given by or on behalf of such Selling Investor to such Person with or prior to entry into the contract of sale of the Registrable Shares with such Person, (C) the prospectus (as so amended and supplemented) would have cured the defect giving rise to a loss, claim, damage, liability or judgment and (D) such failure to deliver the prospectus (as so amended and supplemented) was not the result of noncompliance by the Company with Section 6.6 hereof; provided, however, that the obligation to indemnify will be several, not joint and several, among such Selling Investors, and the maximum amount of liability in respect of such indemnification shall be in proportion to and limited to, in the case of each Selling Investor, an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such Selling Investor from the sale of Registrable Shares effected pursuant to such registration.

7.3 The indemnification required by this Section 7 will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred, subject to prompt refund in the event any such payments are determined not to have been due and owing hereunder.

7.4 Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 7, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action (it being understood that no delay in delivering or failure to deliver such notice shall relieve the indemnifying party from any liability or obligation hereunder unless (and then solely to the extent that) the indemnifying party is prejudiced by such delay and/or failure). In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 7, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnification provided in this Section 7.

7.5 The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.

7.6 If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Holder Representative and the Selling Investors agree that it would not be just and equitable if contributions pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which did not take into account the equitable considerations referred to herein. The amount paid or payable to an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to above shall be deemed to include, subject to the limitations set forth in Sections 7.2 and 7.1, any legal or other expenses reasonably incurred in connection with investigating or defending the same.  Notwithstanding the foregoing, in no event shall the amount contributed by a Selling Investor exceed the aggregate net offering proceeds received by such Selling Investor from the sale of its Registrable Shares.

8. Underwriting Agreement

Notwithstanding the provisions of Section 6 and 7, to the extent that the Company and the Selling Investors or the Holder Representative shall enter into an underwriting or similar agreement, which agreement contains provisions covering one or more issues addressed in such Sections 6 or 7, the provisions contained in Sections 6 and 7 which address such issue or issues shall be superseded with respect to such registration by such underwriting or similar agreement.

9. Agreements of the Selling Investors

9.1 The Selling Investors shall furnish to the Company such written information regarding such Selling Investors and the distribution proposed by such Selling Investors as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

9.2 No Selling Investor shall, nor shall any Selling Investor permit any officer, director, underwriter, broker or any other Person acting on behalf of such Selling Investor to, use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with any registration statement covering Registrable Shares, without the prior written consent of the Company.

9.3 Holder Representative and each Holder, by acceptance of any Registrable Shares, agrees to hold in confidence any material non-public information provided to such Person under Section 2.1(b), Section 6.2, Section 6.4, Section 6.8 and Section 6.9.  Holder Representative acknowledges and agrees that the Company may require any Person not a party hereto to execute a confidentiality and non-use agreement prior to the disclosure of any material non-public information to such Person or any of its agents or representatives.

10. Exchange Act Compliance

The Company covenants that it shall (i) file the reports required to be filed by it (if so required) under the Securities Act and the Exchange Act in a timely manner and, if at any time the Company is not required to file such reports, it will, upon the written request of the Holder Representative or any Holder, make publicly available other information necessary to permit sales pursuant to Rule 144 (or any successor provision) under the Securities Act and (ii) take such further action as the Holder Representative or any Holder may reasonably request in writing, all to the extent required from time to time to enable any Holder to sell Registrable Shares without registration under the Securities Act pursuant to the exemptions provided by Rule 144 (or any successor provision) thereunder.  Upon the request of the Holder Representative or any Holder, the Company shall deliver to the Holder Representative or such Holder a written statement as to whether it has complied with such information and requirements.

11. No Conflicting Registration Rights

Except as set forth on Section 3.3 of the Parent Schedule (as defined in the Merger Agreement) of the Merger Agreement, the Company represents and warrants to the Holder Representative and each Holder that there are no registration rights with respect to any equity interest in the Company other than the registration rights granted hereby. The Company shall not (i) grant any registration rights to third parties that are more favorable than or inconsistent with the rights granted hereunder, or (ii) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to Holders of Registrable Shares in this Agreement.

12. Enforcement

12.1 Remedies at Law or in Equity. The Holder Representative or any Holder, on the one hand, and the Company, on the other hand, may proceed to protect and enforce its rights by suit in equity or action at law, whether for the specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any term contained in this Agreement, or to enforce any other legal or equitable right of the Holder Representative or any Holder, on the one hand, or the Company on the other hand, or to take any one or more of such actions.

In the event the Holder Representative or a Holder brings such an action against the Company or the Company brings an action against the Holder Representative or a Holder arising under this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

12.2 Cumulative Remedies. None of the rights, powers or remedies conferred upon the Holder Representative or a Holder, on the one hand, or the Company, on the other hand, shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, now or hereafter available at law, in equity, by statute or otherwise.

12.3 No Implied Waiver. Except as expressly provided in this Agreement, no course of dealing between the Company and the Holder Representative or a Holder and no delay in exercising any such right, power or remedy conferred hereby now or hereafter existing at law in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.

13. Miscellaneous

13.1 Waivers and Amendments.

(a) Upon the approval of the Company and the written consent of Holders of a majority of the Registrable Shares on an as-converted to Common Stock basis without regard to any conversion limits (or the Holder Representative, on behalf such Holders), the obligations of the Company and the rights of any Person under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) or this Agreement may be amended or modified.

(b) Upon the effectuation of each such waiver, amendment or modification, the Company shall promptly give written notice thereof to each Holder who have not previously consented thereto in writing.

(c) Neither this Agreement, nor any provision hereof, may be changed, waived, discharged or terminated orally or by course of dealing, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this Section 13.1.

13.2 Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be sent by electronic mail or facsimile or hand delivered or mailed postage prepaid by registered or certified mail,

(a) If to the Holder Representative, to:

MKM Capital Advisors, LLC
28 West 44th Street, 16th Floor
New York, NY 10036
Attention:  David Skirloff
Telephone:  (212) 520-1717
Facsimile:  (646) 429-1411

(b) If to a Holder, to such address as is provided by such Holder to the Company, or

(c) If to the Company, to:

Bazi International, Inc.
[__________________]
[__________________]
[__________________]
Telephone:  [__________________]
Facsimile:  [__________________]

or to such other address as the Company, the Holder Representative or a Holder each may specify by written notice to the other, and each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given (i) when delivered if delivered personally, (ii) when sent, if sent by electronic mail  or facsimile on a Business Day (or, if not sent on a Business Day, on the next Business Day after the date sent by electronic mail or facsimile), (iii) on the next Business Day after dispatch, if sent by a nationally recognized overnight courier guaranteeing next Business Day delivery, or, (iv) if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

13.3 Termination of Agreement. This Agreement shall remain in effect until the later of (i) the date upon which no Registrable Shares shall remain outstanding or (ii) the date upon which all Registrable Shares eligible to be sold pursuant to a registration statement shall have been sold or, if earlier than (i) or (ii), the 10th anniversary of this Agreement; provided, however, that Sections 5 and 7 shall survive the termination of this Agreement.

13.4 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

13.5 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and assigns of the Holder Representative and the Company and any Holder (each Holder is expressly deemed to be a third party beneficiary hereunder); provided, however, that, notwithstanding anything in this Agreement to the contrary, in the event of any transfer or assignment of any Registrable Shares by a Holder, (i) such Holder has elected to assign such Holder’s rights under this Agreement with respect to such securities to such transferee or assignee; and (ii) the Company is given: (a) written notice by such Holder at or within a reasonable time after said transfer or assignment, stating the name and address of such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned; and (b) a joinder agreement, in a form reasonably satisfactory to the Company, executed by such transferee or assignee pursuant to which such Person agrees to be bound by the terms of this Agreement and Article IX of the Merger Agreement. This Agreement shall not run to the benefit of or be enforceable by any other Person.

13.6 Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

13.7 Choice of Law. It is the intention of the parties that the internal laws, and not the laws of conflicts, of Delaware should govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

13.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

13.9 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and such Agreement supersedes and replaces all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

13.10 Adjustment for Stock Splits, etc. Wherever in this Agreement there is a reference to a specific number of shares with respect to any securities, then upon the occurrence of any subdivision, combination, or stock dividend of such shares, the specific number of shares with respect to any securities so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination, or stock dividend.

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the day and year first above written.

BAZI INTERNATIONAL, INC.

By:
Name:
Title:

MKM CAPITAL ADVISORS, LLC
(for the benefit of Holders)

By:
Name:
Title:

Annex C

CERTIFICATE OF DESIGNATION,
PREFERENCES, RIGHTS AND LIMITATIONS
of
SERIES A CONVERTIBLE PREFERRED STOCK
of
BAZI INTERNATIONAL, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes

BAZI International, Inc., a Nevada corporation (the “Company”), in accordance with the provisions of Sections 78.195 and 78.1955 of the Nevada Revised Statutes (“NRS”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors (the “Board”) of the Company by the Articles of Incorporation of the Company, as amended, the following resolution creating a series of Series A Convertible Preferred Stock, was duly adopted on [_____________],  2012.

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation of the Company, as amended, a series of Preferred Stock of the Company be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations, and restrictions thereof are as follows:

1.           Designation and Amount.

The shares of such series shall be designated as “Series A Convertible Preferred Stock,” $0.001 par value per share (the “Preferred Stock”), and the number of shares constituting such series shall be [______________].1

2.           Dividends on Shares of Common Stock.

If the Board declares a dividend on the outstanding shares of Common Stock (except for a dividend resulting in an adjustment to the Conversion Price (as defined) under Section 6(d)) payable in shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), or other securities or rights convertible into or entitling the holders thereof to receive, directly or indirectly, additional shares of Common Stock, such dividend will be declared and paid on each outstanding share of Preferred Stock, prior and in preference to any dividends declared and paid on the Common Stock, in an amount equal to the aggregate amount of the dividend to which such share of Preferred Stock would have been entitled had such share been converted into shares of Common Stock (regardless whether a sufficient number of shares of Common Stock were authorized under the Company’s Articles of Incorporation, as amended, to effect such conversion), pursuant to the provisions hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividend (or if there is no such record date, on the date of payment of such dividend). Such dividends will be payable only when, as and if declared by the Board and will be noncumulative.

3.           Liquidation, Dissolution or Winding Up.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation”), the holders of record of shares of Preferred Stock (the “Holders”) then outstanding will be entitled to be paid in cash out of the assets of the Company available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Senior Stock (as defined), but before any payment may be made to the holders of shares of any Junior Stock (as defined), because of their

1 To equal the number of issued and outstanding shares of GT common stock immediately prior to the merger closing.

ownership thereof, an amount equal to $[______] per share of Preferred Stock2  plus any accrued but unpaid dividends (the “Preferred Liquidation Preference”). Notwithstanding the foregoing, upon a Liquidation, a Holder will receive the amount, if such amount is greater than the amount set forth in the preceding sentence, that such Holder would have received had such Holder converted such Holder’s shares of Preferred Stock into Common Stock immediately before a Liquidation (regardless of whether a sufficient number of shares of Common Stock were authorized under the Company’s Articles of Incorporation, as amended, to effect such conversion). If upon a Liquidation, the Company’s remaining assets available for distribution to its stockholders are insufficient to pay the Holders the full amount of the Preferred Liquidation Preference, the Holders and holders of any Parity Stock will share ratably in any distribution of the Company’s remaining assets and funds in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the Holders have been paid the Preferred Liquidation Preference in full in cash, any remaining assets will be distributed pro rata among each holder of Junior Stock in accordance with the terms thereof.

“Senior Stock” means, collectively, any class or series of stock of the Company ranking on Liquidation and with respect to the payment of dividends prior and in preference to the Preferred Stock.

“Junior Stock” means, collectively, Common Stock or any other shares of capital stock of the Company ranking on Liquidation and with respect to the payment of dividends junior and subordinate to the Preferred Stock, Senior Stock and Parity Stock.  Any other class or series of preferred stock of the Company authorized, designated or issued after this date, except as expressly set forth and provided in the resolution or resolutions of the Board providing for authorization, designation or issuance of shares of any such other class or series of preferred stock of the Company (subject to Section 9), shall be “Junior Stock.”

“Parity Stock” means, collectively, any class or series of stock ranking on Liquidation and with respect to payment of dividends on a parity with the Preferred Stock.

4.           Dividends and Distributions.

The Preferred Stock shall rank (i) prior to the Junior Stock, (ii) on parity with the Parity Stock, and (iii) junior to the Senior Stock, with respect to dividends. The Holders shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.

5.           Voting.

(a)           Except to the extent specifically provided herein or required by applicable law, the Holders and the holders of Common Stock will vote together on all matters as to which the approval of the stockholders may be required.  The Holders will vote on an as-converted basis, and with respect to such vote, will have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. Fractional votes will not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each Holder could be converted) will be rounded to the nearest whole number (with one-half being rounded upward).

(b)           The Holders, voting separately as a single class, shall have (A) the right to elect that number of directors to the Board of Directors that constitutes a majority of the members of the Board (the “Preferred Directors”), or (B) if a majority of the Holders notify the Company in writing that they have determined to waive their right to elect all or any Preferred Directors, the right, during the effectiveness of such waiver, to designate one observer to the Board of Directors (the “Preferred Board Observer”), who, subject to the execution and delivery of a confidentiality agreement to the Company (in form and substance reasonably satisfactory to the Company), may

2 Liquidation preference and conversion price to be fixed at amounts that would provide former GT stockholders 95.5% of the Bazi common stock outstanding at the merger closing.

attend meetings of the Board and to receive any materials distributed to the Board in connection with such meetings.  Holders of a majority of the shares of Preferred Stock may decrease (or if previously decreased, increase) the number of directors they desire to elect at any time.

(c)           For purposes of electing the Preferred Directors, a majority of the then-existing Preferred Directors or, if there are no Preferred Directors, Holders of a majority of the shares of Preferred Stock may nominate the nominees for election as the Preferred Directors.  For purposes of designating the Preferred Board Observer, if any, or any replacement thereof, Holders of a majority of the shares of Preferred Stock may designate the Preferred Board Observer.

(d)           At any meeting having as a purpose the election of the Preferred Directors, the presence, in person or by proxy, of Holders of a majority of the shares of Preferred Stock shall be required and be sufficient to constitute a quorum of such class or classes for the election of any directors by such Holders.  Holders of a majority of the shares of Preferred Stock may elect the Preferred Directors by vote or written consent in accordance with the NRS.

(e)           Any vacancy in the office of a Preferred Director may be filled by Holders of a majority of the shares of Preferred Stock.  A Preferred Director may be removed, with or without cause, by vote or by written consent, in each case in accordance with the NRS by Holders of a majority of the shares of Preferred Stock.  Any Preferred Director elected to fill a vacancy shall serve the same remaining term as that of his or her predecessor, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

6.           Conversion.

The Preferred Stock shall be convertible into Common Stock in accordance with the following:

(a)           Automatic Conversion. The Preferred Stock shall automatically convert into Common Stock on the day immediately following the earlier of (i) the expiration of the twenty calendar day period set forth in Rule 14c-2(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such period commencing on the distribution to the Company’s stockholders in accordance with Regulation 14C promulgated under the Exchange Act of an Information Statement on Schedule 14C by the Company with the Securities and Exchange Commission relating to the issuance of Common Stock in connection with the conversion of the Preferred Stock, and (ii) such time as there are sufficient authorized but unissued shares (which have not otherwise been reserved or committed for issuance) to permit the conversion of all the shares of Preferred Stock into shares of Common Stock.

Upon a Liquidation, the conversion rights provided in this Section 6 will terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on Liquidation to the Holders.

(b)           Fractional Shares.  No fractional shares of Common Stock will be issued upon conversion of the shares of Preferred Stock.  In lieu of fractional shares, the Company will pay to the Holder an amount in cash equal to such fraction multiplied by the Price Per Share (as defined) of a share of Common Stock at the time of such conversion.

(c)           Mechanics of Conversion.

(i)           Upon the conversion of the Preferred Stock pursuant to this Section 6, each share of Preferred Stock shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Preferred Liquidation Preference by the Conversion Price (as defined) in effect at the time of conversion.  The conversion price (as adjusted pursuant hereto, the “Conversion Price”) will initially be $[___].3  Upon such conversion, the Holder shall promptly, after notice of such conversion has been provided to such Holder or public disclosure thereof has been made pursuant to a Current Report on Form 8-K or press release, if such shares are held in certificated form, surrender the certificate or certificates for such shares of Preferred Stock

3 See Note 2.

at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent). Such surrender may be made by registered mail with return receipt requested, properly insured, by hand or overnight courier.  If required by the Company, certificates surrendered for conversion, if applicable, will be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the Holder or his or its attorney duly authorized in writing.  The date on which the conditions to conversion set forth in Section 6(a) or, if later and to the extent applicable, of receipt of such certificates by the transfer agent or the Company, as the case may be, will be the conversion date (“Conversion Date”).  The Company will, as soon as practicable after the Conversion Date, subject to the book-entry provisions set forth below, issue and deliver to such Holder, or to such Holder’s nominees, a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled, together with cash in lieu of any fraction of a share. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of the shares of Preferred Stock, provided the transfer agent for the Common Stock is participating in The Depository Trust Company’s (including its successors and assigns, the “Depository”) Fast Automated Securities Transfer program, upon request of the Holder, the Company shall, if in compliance with applicable securities laws and in accordance with the Company’s policies and procedures with respect to “restricted securities” as defined in Rule 144(a)(3) under the Securities Act of 1933, as amended, use its commercially reasonable efforts to cause the transfer agent to electronically transmit the shares of Common Stock issuable upon conversion by crediting the account of the Holder’s prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The Company agrees to coordinate with the Depository to accomplish this objective. Such conversion of the Preferred Stock will be deemed to have been made immediately before the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(ii)           The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purposes of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, until such date as such shares of Common Stock are available and reserved for issuance upon such conversion, the Company will not issue, sell, or deliver (whether through the issuance or granting of Rights (as defined) or otherwise) any shares of Common Stock or any shares having, among other characteristics, the economic rights thereof until it has reserved sufficient shares of Common Stock for issuance upon such conversion as otherwise contemplated by this Section 6; provided that the Company may issue (i) Common Stock upon exercise of Rights outstanding on the Original Issue Date (as defined) or (ii) shares of Common Stock pursuant to Article VII of the Agreement or Plan of Merger, dated June [__], 2012 among the Company, Bazi Acquisition Sub Inc., a Delaware corporation, GT Beverage Company, Inc., a Delaware corporation, and MKM Capital Advisors, LLC, a Delaware limited liability company, as the Holder Representative.  “Original Issue Date” means the date on which the first share of Preferred Stock is issued.

(iii)           All shares of Preferred Stock which have been surrendered for conversion as herein provided will no longer be deemed to be outstanding and all rights with respect to such shares will immediately cease and terminate on the Conversion Date, except only the right of the Holders thereof to receive shares of Common Stock, cash in lieu of fractional shares in exchange therefor and accrued, but unpaid dividends.  Any shares of Preferred Stock so converted will be deemed canceled and will not thereafter be issuable by the Company as shares of Preferred Stock, but will return to the status of authorized, but unissued shares of Preferred Stock of no designated series.

(d)           Adjustment for Stock Splits, Dividends, Distributions and Combinations.  If, after the Original Issue Date, the Company fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or Rights without payment of any consideration by such holder for the additional shares of Common Stock or Rights (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the shares of Preferred Stock will be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series will be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Rights, with the number of shares issuable with respect to the Rights determined from time to time as such number may be adjusted.  If, after the Original Issue Date, the Company combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately before the combination will be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock will be decreased in proportion to such decrease in outstanding shares.  Any adjustments under this paragraph will become effective at the close of business on the date the subdivision or combination becomes effective.

Notwithstanding the foregoing, the applicable Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.001, but any such amount will be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, will aggregate $0.001 or more.

“Price Per Share” means, with respect to a share of Common Stock, (i) if such Common Stock is listed on a national securities exchange in the United States, the 20 consecutive trading day average of the daily average of the high and low sale prices per share of the Common Stock on such national securities exchange in the United States immediately preceding the relevant date, as published by the Wall Street Journal or other reliable publication, (ii) if a public market exists for such shares of Common Stock but such shares are not listed on a national securities exchange in the United States, the 20 consecutive trading day average of the daily mean between the closing bid and asked quotations in the over-the-counter market for a share of such Common Stock in the United States immediately preceding the relevant date, or (iii) if such Common Stock is not then listed on a national securities exchange and not traded in the over-the-counter market, the price per share of Common Stock determined in good faith by the Board.

“Rights” means all rights issued by the Company to acquire Common Stock directly or indirectly by exercise of a warrant, option or similar call or conversion of any instruments.

(e)           Adjustment for Reorganization, Reclassification or Exchange. If the Common Stock issuable upon the conversion of the shares of Preferred Stock is changed into or exchanged for the same or a different number of shares of any class or classes of stock of the Company or another entity, whether by capital reorganization, merger, consolidation, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 6(d), or resulting in a Mandatory Redemption under Section 7) then and in each such event the Holders will have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, merger, consolidation, reclassification, or other change that holders of the number of shares of Common Stock into which such shares of Preferred Stock would have been converted immediately before such capital reorganization, merger, consolidation, reclassification, or change would have received, all subject to further adjustment as provided herein.

(f)           No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the Holders against impairment.

(g)           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and will file a copy of such certificate with its corporate records. The Company will, upon the written request at any time of any Holder, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Price then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Preferred Stock. Despite such adjustment or readjustment, the form of each or all Preferred Stock certificates, if the same will reflect the initial or any subsequent Conversion Price, need not be changed for the adjustments or readjustments to be valued under the provisions of this Certificate of Designation, which will control.

7.           Redemption. Subject to compliance with this Section 7, the Preferred Stock is redeemable as follows:

(a)           The Company will redeem all of the then outstanding shares of Preferred Stock on the effective date of any Change of Control (as defined).  In the case of such redemption (a “Redemption”), the Company shall redeem each share of Preferred Stock for cash for an amount equal to the Preferred Liquidation Preference (the “Redemption Price”).

(b)           “Change of Control” means the occurrence of any of the following events occurring after the Original Issue Date: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), other than a GT Party, directly or indirectly, of more than 50% of the total voting power of the outstanding capital stock of the Company having the right to vote ordinarily on the election of directors (“Voting Stock”); (ii) the Company is merged with or into or consolidated with another person or entity and, immediately after giving effect to the merger or consolidation, (a) less than 50% of the total voting power of the outstanding Voting Stock of the surviving or resulting person or entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately before such merger or consolidation or (b) any “person” or “group” (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than a GT Party, has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the surviving or resulting person or entity; (iii) the Company, either individually or in conjunction with one or more of its subsidiaries, sells, assigns, conveys, transfers, leases, or otherwise disposes of, or one or more of its subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including capital stock of the Company’s subsidiaries, to any person or entity (other than the Company or a wholly owned subsidiary); or (iv) during any consecutive two-year period commencing after the Original Issue Date, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office. “GT Party” means each of [_________]4 and any of the respective Permitted Transferees. “Permitted Transferee” means (i) with respect to any GT Party that is a natural person, (a) the spouse of such person, and (b) any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such person or (A) such individual’s spouse, (B) any lineal descendant, parent, grandparent, great grandparent (in each case whether by blood or legal adoption), and (C) the spouse of an individual described in clause (B) of this definition, and (ii) with respect to any GT Party that is not a natural person, (A) any trust, partnership or limited liability company, the sole beneficiaries, partners or members of which are such holder or affiliates of such GT Party and (B) any person or entity which directly or indirectly controls, is controlled by or is under common control with such GT Party.

(c)           Upon a Redemption, a notice of Redemption (“Redemption Notice”) will be delivered within 10 days by or on behalf of the Company to the Holders that will (i) set forth the proposed initial date for such

4 To be designated by GT prior to the merger closing.

Redemption, which date shall be no less than 30 and no more than 60 days from the date the Redemption Notice is delivered upon a Redemption (the “Redemption Date”), (ii) notify the Holders that the Preferred Stock is being called for Redemption, (iii) state the place or places at which such shares of Preferred Stock will, upon presentation and surrender of the certificate or certificates evidencing such shares, if applicable, be redeemed and the Redemption Price, and (iv) state the name and address of the Redemption Agent (as defined) selected. Upon receipt of the Redemption Notice and to receive the Redemption Price, a Holder shall cause to be delivered to the Company (a) the certificates, if any, representing the shares of Preferred Stock to be redeemed (or delivery of a customary affidavit of loss with an indemnity reasonably satisfactory to the Company) and (b) transfer instrument(s) reasonably satisfactory to the Company and sufficient to transfer such shares of Preferred Stock to the Company free of any adverse interest.

(d)           If a Redemption Notice is given in accordance with Section 7(c) then each Holder is entitled to all preferences and relative and other rights accorded by this Certificate of Designation with respect to the Preferred Stock until and including the date before the Redemption Date.

(e)           If the Company fails to redeem the Preferred Stock on the Redemption Date, then in addition to all other remedies available to Holders, the Holders, shall have all rights available to them under this Certificate of Designation and, in preference to the Junior Stock, shall be entitled to receive quarterly cash cumulative dividends at the rate of 10% of the Preferred Liquidation Preference, per annum.

(f)           The Company may (i) act as the redemption agent or (ii) appoint as its agent, for the purpose of acting as the Company’ redemption agent, a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof and any replacement thereof or successors thereto. The Company or such appointed bank or trust company is hereinafter referred to as the “Redemption Agent.” Following such appointment, if any, and before any Redemption, the Company will deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Company, to cause a Redemption Notice to be duly delivered in accordance with Section 7(c), as soon as practicable after receipt of such irrevocable instructions. All funds necessary for the Redemption will be deposited with the Redemption Agent, in trust, at least two business days before the Redemption Date, for the pro rata benefit of the Holders. Neither failure to deliver any such notice to one or more Holders nor any defect in any notice will affect the sufficiency of the proceedings for Redemption as to other Holders.

(g)           From and after the Redemption Date, subject to Section 7(e), the shares of Preferred Stock called for Redemption will no longer be deemed to be outstanding and all rights of the Holders will cease and terminate, except the right of the Holders, upon surrender of the certificate or certificates therefor, if applicable, to receive the applicable Redemption Price. The deposit of monies in trust with the Redemption Agent by the Company will be irrevocable, except that the Company will be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the Holders of any shares of Preferred Stock redeemed will have no claim to such interest or other earnings. Any balance of monies so deposited by the Company and unclaimed by the Holders entitled thereto at the expiration of one year from the Redemption Date will be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the shares of Preferred Stock entitled to the funds so repaid to the Company will look only to the Company for payment of the Redemption Price, without interest.

8.           Sinking Fund.

There will be no sinking fund for the payment of dividends or liquidation preferences on the shares of Preferred Stock or the redemption of any shares thereof.

9.           Protective Provisions.

So long as any shares of Preferred Stock are outstanding, the Company will not, without obtaining the approval (by vote or written consent) of the Holders of a majority of the shares of Preferred Stock:

(a)           permit the amendment, modification or repeal of the Company’s Articles of Incorporation or Bylaws, in either case whether by merger or otherwise;

(b)           permit the amendment, modification, or repeal of this Certificate of Designation, whether by merger or otherwise;

(c)           issue, sell, or deliver (whether through the issuance or granting of Rights or otherwise) any shares of Senior Stock or Parity Stock or reclassify or modify any Junior Stock or Parity Stock so as to become Senior Stock or Parity Stock;

(d)           declare or pay any dividend (other than dividends payable solely in Common Stock) or distribution on, or make any payment on account of, or set apart assets for a sinking or analogous fund to, or, purchase, redeem, defease, retire or otherwise acquire, any shares of any class of capital stock of the Company or any warrants or options to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any subsidiary of the Company (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being referred to herein as “Restricted Payments”); provided, however, that the Company or any subsidiary of the Company may make Restricted Payments with respect to any shares of Senior Stock or Parity Stock the issuance of which has been approved in accordance herewith;

(e)           permit the amendment or modification of the Certificate of Designation for any other series of preferred stock of the Company; or

(f)           subject the Company to any transaction that would be a Change of Control.

With respect to actions by the Holders upon those matters on which the Holders may vote as a separate class, such actions may be taken without a stockholders meeting by the written consent of Holders who would be entitled to vote at a meeting having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares of Preferred Stock is entitled to vote were present and voted.  In addition, the Holders may call a special meeting of the Company’s stockholders upon the occurrence of the events described above by providing notice of the exercise of such right to the Company and the Company will take all steps necessary to hold such meeting as soon as practicable after the receipt of such notice.

10.           Preemptive Rights.

Holders shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company under this Certificate of Designation.

11.           The Company’s Dealings with Holders of the Preferred Stock.

No payments shall be made to Holders, nor shall redemptions of shares of Preferred Stock be made, unless the right to receive such payments or participate in such redemptions are made available to all Holders on a pro rata basis based on the number of shares of Preferred Stock such holder holds.

12.           Record Holders.

The Company may deem and treat the record holder of any shares of the Preferred Stock as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

13.           Headings and Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and will not affect the interpretation of any of the provisions hereof.

14.           Notices.

Any notice required by the provisions hereof to be given to the Holders shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to each Holder at his or its address appearing on the Company’s books.  Any notice required by the provisions hereof to be given to the Company shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to the Company at [___________________], or such other address as the Company shall provide in writing to the Holders.

15.           Severability of Provisions.

The rights, preferences and limitations of the shares of Preferred Stock set forth herein will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this statement of resolution, as applied to any Holder or the Company or to any circumstance, is adjudged by a governmental body or arbitrator not to be enforceable in accordance with its terms, the governmental body or arbitrator making such determination may modify (and shall modify) the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

IN WITNESS WHEREOF, BAZI International, Inc. has caused this Certificate of Designation to be signed by the undersigned this _____ day of ___________, 2012.

BAZI INTERNATIONAL, INC.

By:
Debra K. Wildrick
Chief Executive Officer